Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LENDER MCS HOLDINGS, INC.

SISCO HOLDINGS, LLC,

SISCO Acquisition 1, Inc.,

and

MCS GROUP HOLDINGS, LLC, AS THE SECURITYHOLDERS’ REPRESENTATIVE

dated as of

November 6, 2025

TABLE OF CONTENTS

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ii

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 6, 2025, is entered into by and among Lender MCS Holdings, Inc., a Delaware corporation (the “Company”), SISCO Holdings, LLC, a Delaware limited liability company (“Parent”), SISCO Acquisition 1, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and MCS Group Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative (“Securityholders’ Representative” and, collectively with the Company, Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Merger Sub is the wholly-owned subsidiary of Parent;

WHEREAS, on October 31, 2025, the Company paid to the holders of its common stock a dividend of all of the membership interests in MCS Group Holdings, LLC, which owns, directly or indirectly, the following limited liability companies: MCS Resi, LLC, MCS Comm, LLC, MCS Rental Services, LLC, MCS Government Services, LLC, MCS Commercial Services, LLC, Chain Store Maintenance, LLC, Field Service Group, LLC, and Shine Scapes, LLC (the “Reorganization”);

WHEREAS, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will continue as the Surviving Corporation and wholly-owned subsidiary of Parent;

WHEREAS, the boards of directors of Merger Sub and the Company have (i) determined that it is in the best interests of their respective corporations and stockholders and declared it advisable, to enter into this Agreement, (ii) approved and adopted this Agreement and approved the execution, delivery and performance by their respective corporations of this Agreement and the Ancillary Agreements to which such entity is a party and the consummation of the Merger, and (iii) in the case of the board of directors of the Company, recommended to the Stockholders having the right to approve this Agreement that they approve and adopt this Agreement;

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, each of (x) the Principal Stockholders will enter into a Consent and Support Agreement, substantially in the form attached hereto as Exhibit A, with Parent (collectively, the “Consent and Support Agreements”), (y) Chad Mosley, a member of the senior management of the Company, will enter into a new employment agreement with Parent or its designated Affiliate (the “Stewart Employment Agreement”), (z) each of Craig Torrance and Charlie Plummer will enter into a restrictive covenant agreement, substantially in the form attached hereto as Exhibit B, with Parent and the Company (collectively, the “Restrictive Covenant Agreements”); and

WHEREAS, following the execution hereof, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Merger Sub a written consent in the form attached hereto as Exhibit C from the Stockholders pursuant to which they will irrevocably approve and adopt this Agreement and the consummation of the Transactions, including the Merger (the “Stockholder Approval”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Accruing Dividends” shall have the meaning ascribed to such term in the Certificate of Incorporation.

“Acquired Company” means any entity or business, the assets or stock of which has been acquired by the Company or any of its Subsidiaries within the prior three years.

“Action” means any claim, action, suit, charge, complaint, arbitration, audit, investigation, litigation or other proceeding commenced, brought, conducted or heard by or before any Governmental Authority.

“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of (a) the portion of the Indemnity Escrow Amount and Securityholders’ Representative Expense Fund paid or payable to the Securityholders pursuant to this Agreement, plus (b) any amounts to be paid to the Securityholders pursuant to Section 2.09(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Claims” is defined in Section 7.09.

“Agreement” is defined in the preamble.

“Ally” means Ally Bank, N.A. or any of its Affiliates.

“Ancillary Agreements” means the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, each Letter of Transmittal, the Transition Services Agreement and each of the other assignments, agreements, documents, instruments or certificates contemplated hereby and thereby.

“Anti-Corruption and Anti-Money Laundering Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) all other applicable Laws or Governmental Orders relating to anti-bribery or anti-corruption (governmental or commercial), and (c) all applicable money laundering-related laws of the United States, including the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the rules and regulations promulgated thereunder, and similar Laws of the jurisdictions where the Company conducts business or is otherwise subject to jurisdiction.

“Appointee” is defined in Section 9.13(g).

“Audited Financial Statements” is defined in Section 3.05(a).

“Balance Sheet” is defined in Section 3.05(b).

“Balance Sheet Date” is defined in Section 3.05(b).

“Benefit Plan” is defined in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Cancelled Shares” is defined in Section 2.03(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof.

“Carrington Contract” means that certain Amended and Restated Master Service Agreement, dated as of December 12, 2017, by and between Mortgage Contracting Services, LLC and Carrington Mortgage Services, LLC, as amended by that certain First Amendment to the Amended and Restated Master Service Agreement, dated as of February 2, 2022, as further amended by that certain Second Amendment to the Amended and Restated Master Service Agreement, dated as of May 21, 2024.

“Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, as amended.

“Certificate of Merger” is defined in Section 2.01(b).

“Claim” is defined in Section 9.13(a).

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.

“Closing” is defined in Section 2.10.

“Closing Class A Common Stock Merger Consideration” means (i) 84.3% of the Closing Common Stock Merger Consideration plus (ii) the aggregate exercise price for all the Vested In-the-Money Options.

“Closing Class B Common Stock Merger Consideration” means 15.7% of the Closing Common Stock Merger Consideration.

“Closing Date” is defined in Section 2.10.

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.

“Closing Common Stock Merger Consideration” means the Merger Consideration less (A) the Indemnity Escrow Amount, less (B) the amount of the Transaction Expenses, less (C) the Closing Indebtedness (as reduced by an amount equal to the Commercial Contract Payment Amount), less (D) the Securityholders’ Representative Expense Fund, less (E) the Closing Preferred Stock Merger Consideration.

“Closing Merger Consideration” means the sum of the Closing Class A Common Stock Merger Consideration, the Closing Class B Common Stock Merger Consideration, and the Closing Preferred Stock Merger Consideration.

“Closing Option Merger Consideration” means, for each Vested In-the-Money Option, an amount equal to the product of (a) the excess, if any, of the Closing Per Share Class A Common Stock Merger Consideration over the exercise price per share for such Vested In-the-Money Option, multiplied by (b) the aggregate number of shares of Class A Common Stock underlying such Vested In-the-Money Option.

“Closing Per Share Class A Common Stock Merger Consideration” means an amount in cash equal to (i) the Closing Class A Common Stock Merger Consideration, divided by (ii) the Fully Diluted Class A Common Stock Number.

“Closing Per Share Class B Common Stock Merger Consideration” means an amount in cash equal to (i) the Closing Class B Common Stock Merger Consideration, divided by (ii) the Outstanding Class B Common Stock Number.

“Closing Per Share Preferred Stock Merger Consideration” means an amount in cash payable to a holder of Preferred Stock upon a Liquidation Event which shall consist of the following with respect to each outstanding share of Preferred Stock: (i) $1,000, plus (ii) the Accruing Dividends, accrued on such share of Preferred Stock as of immediately prior to the Effective time, plus (iii) the Redemption Premium applicable to such share of Preferred Stock, in each case in accordance with the Certificate of Incorporation.

“Closing Preferred Stock Merger Consideration” means the aggregate amount payable to holders of Preferred Stock upon a Liquidation Event, which amount shall consist of the following with respect to each outstanding share of Preferred Stock: (i) $1,000, plus (ii) Accruing Dividends accrued thereon as of immediately prior to the Effective Time, plus (iii) the applicable Redemption Premium.

“COBRA” is defined in Section 3.16(b).

“Code” means the Internal Revenue Code of 1986.

“Commercial Contract Payment Amount” means any advance payments actually made by the Company or its Subsidiaries under the Carrington Contract occurring after the date of this Agreement but before Closing, which such amount shall not exceed $3,000,000, reasonable evidence of which shall be provided to Parent at least five (5) Business Days prior to Closing.

“Common Stockholder Participation Percentage” for a given Participating Securityholder means a percentage calculated by multiplying one hundred percent (100%) times the quotient determined by dividing (a) the amount of Closing Class A Common Stock Merger Consideration and Closing Class B Common Stock Merger Consideration such Participating Securityholder is entitled to receive by (b) the aggregate amount of Closing Class Common Stock A Merger Consideration and Closing Class B Common Stock Merger Consideration all Participating Securityholders are entitled to receive, minus the Option Closing Amount, in each case as set forth on the Funds Flow.

“Company” is defined in the preamble.

“Company Ancillary Agreements” is defined in Section 3.01.

“Company Cash” means the result equal to the sum of the aggregate amount of all cash, cash equivalents and marketable securities of the Company and its Subsidiaries, calculated in accordance with the Accounting Principles. For the avoidance of doubt, “Company Cash” shall include deposits in transit but shall not include cut but uncleared checks, in each case, to the extent that a corresponding adjustment has been made to Company Cash, but Company Cash shall include checks and wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries (without duplication).

“Company Equity Plan” means the Lender MCS Holdings, Inc. Option Plan.

“Company Incidental IP Agreement” means any of the following Contracts: (a) a license to or right to access or use mass-marketed or other non-custom generally available non-customized Software with an one-time or annual cost below $25,000; (b) a license to any Publicly Available Software; (c) an agreement with an individual employee, contractor, subcontractor, or consultant or a nondisclosure agreement entered into in the Ordinary Course of Business; and (d) a nonexclusive license granted by the Company or any of its Subsidiaries to customers in the Ordinary Course of Business, and in the case of (a) and (b) excluding Contracts for any Software incorporated into or necessary for the use of any Software licensed or otherwise made available to customers of the Company or its Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, development, assignment, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts that are primarily related to Intellectual Property, including Licensed Intellectual Property and Company Owned Intellectual Property, to which the Company or any of its Subsidiaries is a party.

“Company IT Systems” means any and all information technology, computer systems and communications systems (including private branch exchanges), computers, servers, routers, gateways, networks, platforms, peripherals, internet of things (IOT) devices, equipment with is reliant upon microchip technology, hardware, Software, websites, process automation, industrial and environmental control systems and other equipment owned, operated, leased or licensed by the Company (including through cloud-based or other third-party service providers) used, or held for use, to Process information or operate functions used in connection with or in the operation of its business.

“Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” is defined in Section 3.10(a).

“Company Shares” means all of the issued and outstanding shares of the Preferred Stock, Class A Common Stock and Class B Common Stock.

“Company Source Code” means, collectively, any software source code or confidential specifications or designs, any portion or aspect of software source code or confidential specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or confidential specifications or designs, of any Software included in the Company Owned Intellectual Property.

“Competing Transaction” means any of the following involving the Company or any of its Subsidiaries (other than the Transactions): (i) a merger, amalgamation, arrangement, consolidation, share exchange, business combination, equity investment or other similar transaction; (ii) any issuance, sale, lease, exchange, transfer, financing, leveraged recapitalization or other disposition of a material portion of the assets or debt or equity securities of the Company or any of its Subsidiaries; and (iii) a tender offer or exchange offer for, or other offer to purchase or redeem, any of the outstanding securities of the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated May 20, 2025, by and between Stewart Information Services Corporation, an Affiliate of Parent, for the benefit of the Company.

“Consent and Support Agreements” is defined in the recitals.

“Continuing Employee” is defined in Section 5.12(a).

“Contract” means any written binding commitment, agreement, note, letter of credit, mortgage, indenture, lease (whether for real or personal property), license, or contract of any kind or character (but in all cases, excluding purchase orders) to which the Company or any Subsidiary is bound.

“Copyright” is defined in the definition of Intellectual Property.

“Covered Persons” is defined in Section 4.09(c).

“COVID-19” means the diseases caused by or associated with SARS-CoV-2 virus or referred to as COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“D&O Indemnified Party” is defined in Section 5.06(c).

“D&O Tail Coverage” is defined in Section 5.06(a).

“Data Room” means the electronic documentation site hosted by DataSite entitled “Preservation”, which has been established by or on behalf of the Company and provided to Parent.

“DGCL” is defined in the recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dissenting Shares” is defined in Section 2.05.

“DOL” is defined in Section 3.16(c).

“Dollars” or “$” means the lawful currency of the United States.

“Domain Name” is defined in the definition of Intellectual Property.

“Effective Time” is defined in Section 2.01(b).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, hypothecation, voting agreement, equitable interest, mortgage, deed of trust, security interest and other possessory interest, charge, claim, title retention agreement, easement, right-of-way or right of first refusal.

“Environmental Claim” means any Action by any Person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or authorized by or made pursuant to Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Company, its Subsidiaries or any Acquired Companies, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Computershare Trust Company.

“Escrow Agreement” means an escrow agreement among the Escrow Agent, Parent and the Securityholders’ Representative, substantially in the form attached as Exhibit D or such other form as may be mutually approved by the parties thereto.

“Excluded Assets” is defined in Section 5.14.

“Excluded Fundamental Representation” means the representations and warranties set forth in Section 3.04(a) (No Conflicts; Consents) and Section 3.09(a) (Title to Assets; Real Property; Condition of Assets).

“Financial Statements” is defined in Section 3.05(a)(ii).

“Fraud” means (a) a false representation made herein (with respect to the Company, the making of the representations and warranties expressly set forth in Article III, and with respect to Parent and Merger Sub, the making of the representations and warranties expressly set forth in Article IV), (b) with actual knowledge that such representation is false, (c) with an intention to induce the party to whom such representation is made to act or refrain from acting, (d) the action or inaction of the party to whom such false representation is made in reliance on such representation, and (e) damage to the party to whom such representation was made as a result of such reliance.

“Fully Diluted Class A Common Stock Number” means (i) the aggregate number of shares of Class A Common Stock (other than Cancelled Shares) issued and outstanding as of immediately prior to the Effective Time plus (ii) the aggregate number of shares of Class A Common Stock issuable upon the exercise in full of all Vested In-the-Money Options outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Authority and Qualification of the Company), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.04(a) (No Conflicts; Consents), Section 3.09(a) (Title to Assets), Section 3.20 (Brokers), Section 4.01 (Organization and Authority of Parent), Section 4.02 (Organization and Authority of Merger Sub), Section 4.03(a) (No Conflicts; Consents), and Section 4.05 (Brokers).

“Funds Flow” is defined in Section 2.09(a).

“GAAP” means those accounting principles which are recognized as being generally accepted in United States which are applicable as at the date on which any calculation hereunder is to be effective, consistently applied.

“Government Contract” means any prime contract, subcontract, purchase order, task order, blanket purchase agreement, grant agreement, cooperative agreement or other type of Contract in which the counterparty or the ultimate funding source is a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, or political subdivision thereof, or any regulatory or administrative agency, commission, department, board, bureau, agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation or award entered by or with any Governmental Authority.

“Grant Date” is defined in Section 3.02(d).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICE” is defined in Section 3.17(f).

“Income Taxes” means any Taxes based upon, measured by, imposed on or calculated with respect to (i) gross or net income, gross or net receipts or profits (excluding any sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iii) any withholding Taxes measured with reference to or as a substitute for any of the foregoing.

“Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all liabilities in respect of (a) indebtedness for borrowed money; (b) obligations for the deferred or unpaid purchase price of property, assets, securities or services, including all tax related payments, seller notes, post-Closing true up obligations or similar payments (whether contingent obligations or otherwise); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate hedging or swap agreement or arrangement offset by any amounts receivable thereunder; (e) obligations under financing or other leases which have been recorded as capital leases; (f) obligations under any letter of credit, banker’s acceptance, performance bonds or similar credit transactions, but only if and to the extent the same are drawn upon; (g) any declared but unpaid dividends, guaranteed payments or distributions payable to current or former equity holders; (h) guarantees, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person; (i) the Pre-Closing Tax Amount; (j) any accrued or unpaid interest, prepayment penalties, premiums, costs, expenses and fees that would arise or become due as a result of the repayment of any of the obligations referred to in the foregoing clauses (a) through (i) which is due in connection with making payment at the Closing as a result of consummation of the Transactions; and (k) all obligations of the types of Indebtedness referred to above (including Indebtedness of another Person), the payment of which is the responsibility or liability of the Company, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or which is secured by an Encumbrance on any property or asset of the Company; but “Indebtedness” shall not include (i) any amounts included as Transaction Expenses, or (ii) any intercompany indebtedness between the Company and its Subsidiaries at the time of Closing, but not other Company Affiliates.

“Indemnified Taxes” means, collectively, (i) Taxes of the Company and any and all of its Subsidiaries for any Pre-Closing Tax Period; (ii) Taxes of any Person other than the Company and any of its Subsidiaries for which such Company or Subsidiary is liable by reason of: (A) Treasury Regulations Section 1.1502-6 or by any other corresponding or similar state, local or foreign provision, by virtue of having been a member of any affiliated, consolidated, combined, or unitary group prior to the Closing or (B) as a transferee or successor, by Contract or by applicable Law, in any such case as a result of an event or transaction occurring before the Closing; (iii) Taxes of the Stockholders, including Transfer Taxes allocated to Stockholders pursuant to Section 5.09; (iv) Taxes as a result of any breach of any representation or warranty set forth in Section 3.18; and (v) any Tax liabilities that relate to periods (or portions thereof) ending on or prior to the Closing Date that will become due after the Closing Date as a result of prepaid amounts and deferred revenue received prior to the Closing; provided, however, that (i) the calculation of Indemnified Taxes shall be net of any net operating losses or capital loss carryovers available to offset such Taxes to the extent permitted under applicable Law, (ii) other than (a) as provided in prongs (iv) (but limited to (a)(vi), (vii), (viii), (x), (xiii) and (xv) of the representations and warranties in Section 3.18) and (v) of this definition and (b) Taxes imposed in a Post-Closing Tax Period that are the result of unpaid Taxes from Pre-Closing Tax Period, Indemnified Taxes shall be limited to Pre-Closing Tax Periods, and (ii) Indemnified Taxes shall exclude any Taxes included in the calculation of Closing Indebtedness or Transaction Expenses.

“Indemnity Escrow Amount” means $3,150,000 (plus any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement).

“Insurance Policies” is defined in Section 3.12(a).

“Intellectual Property” means any and all rights, title and interests in or relating to intellectual or industrial property available under the Laws of any jurisdiction throughout the world, including all: (i) all patents, utility patents, design patents, industrial designs, utility models, and applications therefor (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, registrations, right to claim priority to any of the foregoing, extensions and restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) all trademarks, service marks, brands, certification marks, collective marks, designs, logos, devices, taglines, slogans, trade dress, trade names, business names, fictitious business names, and other indicia of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (iii) all copyrights and other works of authorship, whether published or unpublished, and whether or not copyrightable, including all compilations, collective works and derivative works of any of the foregoing, all mask works of any of the foregoing, all moral rights in any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing (“Copyrights”); (iv) all Internet domain names, including web addresses, uniform resource locators (URLs), and websites associated therewith, and all registrations, applications for registration, and renewals of any of the foregoing (“Domain Names”); (v) all social media accounts, social media pages, and user names (including “handles”), and all content and data thereon or relating thereto; (vi) all protectable rights in trade secrets, know-how, formulae, algorithms, code, program, ideas, inventions (whether or not patentable), designs, discoveries, improvements, enhancements, technology, business and technical information (including customer lists, vendor lists and supplier lists), data, databases, data compilations and collections, patterns, drawings, blueprints, tools, instruments, devices, methods, processes, techniques, confidential information, proprietary information, and all information and things that, in each case, would constitute a “trade secret” under applicable Law (“Trade Secrets”); (vii) all protectable rights in software, computer programs, operating systems, applications, firmware, code, source code, object code, scripts, code repositories, application programming interfaces, software development kits, development tools, user interfaces, data files, databases, database management systems, computerized databases, architecture, protocols, files, records, schematics, algorithms, updates, patches and other related specifications and documentation (“Software”); (viii) all other intellectual or industrial property and proprietary rights; and (ix) any and all rights in, arising out of, or associated with any of the foregoing in any jurisdiction throughout the world.

“Interim Financial Statements” is defined in Section 3.05(a)(ii).

“In-the-Money Option” means an Option having a per Class A Common Stock exercise price less than the Per Share Class A Common Stock Closing Consideration.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Company” or “Company’s Knowledge” means the actual knowledge, following reasonable investigation, of Craig Torrance, Chad Mosley, Charlie Plummer, Jon Lippard, Marti Diaz and Marin Ursu.

“KYC” means those certain “know your customer” guidelines and regulations issued under Financial Industry Regulatory Authority Rule 2090 and any related rules, regulations or guidelines related thereto.

“Labor Organization” is defined in Section 3.17(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” is defined in Section 3.09(b).

“Letter of Transmittal” means a letter of transmittal substantially in the form of Exhibit E.

“Licensed Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries holds any license or similar rights or interests granted by other Persons.

“Liquidation Event” shall have the meaning ascribed to such term in the Certificate of Incorporation.

“Losses” means, with respect to any Person, any losses, damages, liabilities, claims, judgments, fines, costs, deficiencies, penalties, fines or the reasonable expenses of attorneys’ and other professionals’ fees.

“Major Customers” is defined in Section 3.19(a).

“Major Vendors” is defined in Section 3.19(b).

“Material Adverse Effect” means any event, occurrence, condition, effect, development or change (each a “Change” and collectively, “Changes”) that, individually or in the aggregate when considered with all other changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Company and its Subsidiaries, individually or in the aggregate, or (b) the ability of Securityholders or the Company to perform their respective material obligations under this Agreement to which the Company, its Subsidiaries or such Securityholders are party or consummate the Transactions; provided, however, that, for purposes of clause (a) of this definition only, “Material Adverse Effect” shall not include any event, occurrence, condition or change, directly or indirectly, arising out of or attributable to the following, unless, in the cases of the following clauses (i) through (iv), (vi), (viii) and (ix), such Changes would reasonably be expected to have a materially disproportionate impact on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries relative to other affected participants in the industries in which the Company and its Subsidiaries conducts business: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operates, including any epidemic, pandemic or disease outbreak (including COVID-19); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, in each case after the date of this Agreement; (vii) the public announcement of this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural disasters or acts of God; (ix) the imposition of, or modification to, any tariff or similar tax by any Governmental Authority or other determination of trade relations between the United States of America and any other country; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” is defined in Section 3.08(a).

“MCS Resi” means MCS Resi, LLC, a Delaware limited liability company and, prior to the Closing, an Affiliate of the Company.

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 2.06.

“Merger Sub” is defined in the preamble.

“Merger Sub Ancillary Agreements” is defined in Section 4.02.

“Non-Party Affiliates” is defined in Section 9.08.

“Option” means an option to purchase shares of Class A Common Stock issued pursuant to the Company Equity Plan outstanding immediately prior to the Effective Time.

“Option Closing Amount” means the aggregate amount of all Closing Option Merger Consideration payable to all Participating Optionholders at the Closing.

“Option Termination Agreement” means the agreement required to be entered into between the Company and each Optionholder, substantially in the form attached as Exhibit F, which terminates such Person’s Options in exchange for the payment(s), if any, described in Section 2.04.

“Optionholder” means a holder of Vested In-the-Money Options (excluding all Out-of-the-Money Options and all Unvested Options).

“Optionholder Participation Percentage” for a given Participating Securityholder means a percentage calculated by multiplying one hundred percent (100%) times the quotient determined by dividing (a) the amount of Closing Option Merger Consideration such Participating Securityholder is entitled to receive by (b) the Option Closing Amount, in each case as set forth on the Funds Flow.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and/or its respective Subsidiary substantially consistent with past practice and similar in nature and magnitude to actions customarily taken in the ordinary course of daily operations.

“Organizational Documents” means, as applicable, articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of organization, bylaws, operating agreement, shareholders’ agreement, stockholders’ agreement, partnership agreement and other similar charter and governing documents.

“Out-of-the-Money Option” is defined in Section 2.04.

“Outside Date” is defined in Section 8.01(d)(iii).

“Outstanding Class B Common Stock Number” shall mean the aggregate number of shares of Class B Common Stock (other than Cancelled Shares) issued and outstanding as of immediately prior to the Effective Time.

“Outstanding Company Option” is defined in Section 3.02(d).

“Parent” is defined in the preamble.

“Parent Ancillary Agreements” is defined in Section 4.01.

“Parent Employee Benefit Arrangement” is defined in Section 5.12(a).

“Parent Group” means Parent and its Subsidiaries, including (after Closing) the Surviving Corporation.

“Participating Class A Common Stockholder” means a Participating Stockholder who owns shares of Class A Common Stock.

“Participating Class B Common Stockholder” means a Participating Stockholder who owns shares of Class B Common Stock.

“Participating Optionholder” means each Person who or which is an Optionholder of record of the Company entitled to receive a portion of the Merger Consideration.

“Participating Securityholder” means each Participating Stockholder and each Participating Optionholder.

“Participating Stockholder” means each Person who or which (a) is a holder of record of Company Shares (other than Dissenting Shares and Cancelled Shares) and is entitled to receive a portion of the Merger Consideration in accordance with the provisions hereof and (b) properly completes, fully executes and timely delivers a Letter of Transmittal and all other Ancillary Agreements required to be delivered by such Person to Paying Agent and otherwise in accordance with this Agreement.

“Parties” is defined in the preamble.

“Patent” is defined in the definition of Intellectual Property.

“Paying Agent” means Computershare Trust Company.

“Paying Agent Agreement” means a paying agent agreement among Paying Agent, Parent and the Securityholders’ Representative, substantially in the form attached as Exhibit G or such other form as may be mutually approved by the parties thereto.

“Payoff Letter” is defined in Section 2.07(b)(v).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” is defined in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Per Share Class A Common Stock Closing Consideration” means an amount in cash equal to (i) the Closing Class A Common Stock Merger Consideration divided by (ii) the Fully Diluted Class A Common Stock Number.

“Per Share Class A Common Stock Portion” means, as of the time of determination, a fraction (a) the numerator of which is one and (b) the denominator of which is the Fully Diluted Class A Common Stock Number, in each case as set forth on the Funds Flow.

“Per Share Class B Common Stock Portion” means, as of the time of determination, a fraction (a) the numerator of which is one and (b) the denominator of which is the Outstanding Class B Common Stock Number, in each case as set forth on the Funds Flow.

“Personal Information” means all information in any form or media that identifies, or could reasonably be used to directly or indirectly identify, alone or in combination with other data, any individual, and includes “personal data,” “personally identifiable information,” “protected health information” and similar terms as they are defined under Privacy Laws.

“Platform Agreements” is defined in Section 3.10(k).

“Pre-Closing Statement” is defined in Section 2.09(a).

“Post-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) beginning the day after the Closing Date.

“Pre-Closing Tax Amount” means, without duplication, an amount equal to the accrued and unpaid Taxes of each of the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date to the extent a Tax Return has not been filed for such period with respect to Taxes, which such Taxes shall not be less than zero, calculated on any entity-by-entity basis or group-by-group basis, as applicable (i.e., deductions and losses of the Company or its Subsidiaries may not be used to offset income and gain of the Company or another Subsidiary unless such offset actually reduces the taxable income or gain or Taxes of such other Company or Subsidiary or such Company and Subsidiary are part of the same affiliated, combined, consolidated, aggregate, unitary, or similar group for purposes of calculating such taxable income or gain or Taxes) and a jurisdiction-by-jurisdiction basis (including type of Tax-by-type of Tax basis in any jurisdiction); provided, that the Pre-Closing Tax Amount shall be determined (a)  by taking into account all Tax payments (or credits received in lieu thereof) and estimated Tax payments made by the Company or its Subsidiaries prior to the Closing, (b) by excluding any deferred Tax liabilities or assets attributable to timing differences between book and Tax income or any pending refund of Income Taxes, (c) based on the historical practices and procedures of the Company and its Subsidiaries (including any elections, methods of accounting, and other filing positions) and in jurisdictions where the Company and its Subsidiaries have historically filed Tax Returns, (d) including any Taxes of any other Person for which the Company or its Subsidiaries is liable if the agreement, event or occurrence giving rise to such liability occurred on or before the Closing Date, (e) including any amounts required to be repaid by the Company or its Subsidiaries with respect to refundable Tax credits or Tax refunds received by the Company or its Subsidiaries prior to the Closing Date, (f) by excluding any reserves for contingent or uncertain Income Tax positions, (g) by taking into account into account any Transaction Tax Deductions, net operating losses, and other Tax attributes of the Company and its Subsidiaries from the Pre-Closing Tax Period to the extent available to offset any Pre-Closing Tax Period Taxes, and (h) by applying the principles of Section 5.11(a)(iv) in the case of any Straddle Period; provided, however, that no such Tax provided herein will constitute Pre-Closing Tax Amount to the extent such Tax was included in the final determination of Transaction Expenses.

“Pre-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

“Preferred Stock” means the Company’s fifteen percent (15%) Series A Preferred Stock, par value $0.01 per share.

“Principal Stockholders” means, collectively, (i) Cetus Capital VI, L.P., (ii) Lynstone SSF Holdings S.A.R.L., (iii) Crescent Special Situations Fund (Investor Group), LP, and (iv) NB Private Equity Credit Opportunities Holdings LP, in each case, including their respective Affiliates who are Securityholders. Each of the Principal Stockholders may be referred to individually as a “Principal Stockholder.”

“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries: (a) any Privacy Laws; (b) the PCI DSS and any other privacy- or data security- related industry standards to which the Company or its Subsidiaries are legally or contractually bound or have publicly represented to comply; (c) all Contracts between the Company or its Subsidiaries and any Person to the extent imposing obligations on the Company or its Subsidiaries regarding data security or Processing of Personal Information; and (d) all website and mobile application privacy policies and internal information security and Processing of Personal Information procedures promulgated by the Company and its Subsidiaries.

“Privacy Laws” means any and all applicable Laws governing the privacy, Processing, data security or protection, of any Personal Information, including any and all breach notification Laws.

“Privileged Communications” is defined in Section 9.14.

“Pro Rata Interest” means, with respect to any such Securityholder (other than with respect to Dissenting Shares), the percentage equal to (a) the aggregate Merger Consideration received by such Securityholder at the Closing (as may be adjusted in accordance with Section 2.09(b)), divided by (b) the aggregate Merger Consideration received by all Securityholders at the Closing (as may be adjusted in accordance with Section 2.09(b)).

“Processing” or “Process” means, with respect to data, any operation or set of operations performed on data, including the collection, use (including for purposes of telephone calls, text messages and emails), storage, processing, analysis, modification, distribution (including import, export or transfer across jurisdictions), destruction or disclosure.

“Publicly Available Software” means any software that (a) is distributed (or required to be distributed) in source code form as free software or open source software or under similar licensing or distribution models (e.g., any software subject to the terms of, or terms substantially similar to the terms of, the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical)); or (b) requires as a condition of use, modification, or distribution of such software, that such software or other software incorporated into, derived from, or distributed with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

“Qualified Benefit Plan” is defined in Section 3.16(b).

“R&W Insurer” means Travelers Excess and Surplus Lines Company or its Affiliate.

“R&W Policy” means a representations and warranties insurance policy in favor of Parent, and dated and effective as of the Closing Date, providing coverage of the indemnification obligations with respect to the representations and warranties of the Company made in this Agreement.

“R&W Policy Costs” means all costs and expenses associated with the R&W Policy (including all premiums, underwriting fees, surplus line taxes, premium taxes, brokerage fees, commissions and reasonable legal fees incurred by the underwriter and related reasonable, costs and expenses).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Redemption Premium” shall have the meaning ascribed to such term in the Certificate of Incorporation.

“Related Party” is defined in Section 3.23.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reorganization” is defined in the recitals.

“Representative” means, with respect to any Person, any and all directors, officers, employees, managers, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant Agreements” is defined in the recitals.

“Retained Cash Balance” is defined in Section 2.09(b).

“Retained Escrow Amount” is defined in Section 7.09.

“Section 280G” is defined in Section 5.05.

“Section 280G Approval” is defined in Section 5.05.

“Section 280G Payments” is defined in Section 5.05.

“Section 280G Waiver” is defined in Section 5.05.

“Section 409A” is defined in Section 3.16(i).

“Securities Act” means the Securities Act of 1933.

“Securityholders” means the Stockholders and the Optionholders.

“Securityholders’ Representative” is defined in the preamble.

“Securityholders’ Representative Expense Amount” means $500,000.

“Securityholders’ Representative Expense Fund” is defined in Section 2.07(a)(v).

“Software” is defined in the definition of Intellectual Property.

“Stewart Employment Agreement” is defined in the recitals.

“Stockholder Approval” is defined in the recitals.

“Stockholders” means the holders of any Company Shares immediately prior to the Effective Time.

“Stockholders Agreement” means the June 30, 2022, Amended and Restated Stockholders Agreement of the Company.

“Straddle Period” means any tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors, managers or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. For the avoidance of doubt, Vacant Property Security LLC shall not constitute a Subsidiary of the Company hereunder.

“Surviving Corporation” is defined in Section 2.01(a).

“Tail Coverage” is defined in Section 5.06(a).

“Tax” or “Taxes” means (a) all national, federal, provincial, state, local, foreign, or other taxes (including, any income, gross receipts, branch, capital gains, sales, use, production, value added, ad valorem, net worth, alternative or add-on minimum, transfer, franchise, registration, profits, license, lease, service, service use, withholding, goods and services, payroll, social security, disability, employer health care, employment, unemployment, estimated, excise, severance, escheat, abandoned or unclaimed property, environmental, stamp, occupation, premium, property (real or personal), real property gains, or windfall profits (and any fees, assessments, or other charges in the nature of a Tax)) imposed by a Governmental Authority, and (b) any fine, penalty, interest, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority (domestic or foreign).

“Tax Return” means any return (including any information return, claim for refund, tax credit, declaration, estimated Tax, incentive or benefit, or amended return), report, statement, schedule, notice, form, or other document or information, including any schedules or attachments thereto, and including any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment, of any Tax.

“Transaction Expenses” means, to the extent not included in the calculation of Indebtedness, all liabilities (including legal, accounting, broker, M&A advisory, tax, financial advisory and other advisory, transaction, finders, expert, service-provider or consulting fees and expenses) of the Company, its Subsidiaries or Securityholders’ Representative that are incurred prior to and remain unpaid as of the Closing in connection with the pursuit, preparation, negotiation or execution of this Agreement and the Ancillary Agreements and the sale of the Company and its Subsidiaries, including the Transactions, including the amount of all sales bonuses, transaction bonuses, success bonus, stay bonuses, change of control payments and benefits, severance payments and benefits, retention payments or other similar payments or benefits, including the employer portion of any employment, payroll, social security, unemployment and other applicable Taxes with respect to the amounts set forth in this definition, the treatment of Options hereunder or any other compensatory amounts payable hereunder, and including (a) one hundred percent (100%) of the costs, fees and expenses related to the Tail Coverage, (b) fifty percent (50%) of the R&W Policy Costs, (c) fifty percent (50%) of any filing fee paid or payable pursuant to any filing with any Governmental Authority pursuant to Section 5.03, (d) fifty percent (50%) of the fees of the Escrow Agent, in its capacity as such, and (e) fifty percent (50%) of the fees of the Paying Agent, in its capacity as such.

“Trade Secret” is defined in the definition of Intellectual Property.

“Trademark” is defined in the definition of Intellectual Property.

“Transaction Tax Deductions” means, without duplication, all items of loss or deduction of the Company or its Subsidiaries to the extent actually deductible for U.S. federal Income Tax purposes at a “more likely than not” (or higher) level of confidence in a Pre-Closing Tax Period and resulting from or attributable to the payments of fees, costs and expenses of the Company or its Subsidiaries related to or arising out of the Transactions, including any loss or deduction resulting from any employee bonuses, any payment to the holders of options or warrants of the Company, debt prepayment fees or capitalized debt costs, and any Transaction Expenses or amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to Closing. For purposes of the foregoing, unless otherwise requested by the Securityholders’ Representative. the parties hereto agree to cause the Company to adopt the seventy percent (70%) safe harbor (and to include the applicable election statements with the appropriate Tax Returns) with respect to the deduction of any “success-based fees” in accordance with IRS Revenue Procedure 2011-29 to the extent that the Transactions contemplated hereby are properly treated as a “covered transaction” within the meaning of Treasury Regulations Section 1.263(a)-5.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 5.09.

“Transition Services Agreement” means a transition services agreement, substantially in the form attached hereto as Exhibit J, by and between the Company and MCS Resi, LLC; provided, however, that the (i) scope of “Services” (as such term is defined therein), and (ii) fees for Services, may be modified prior to the Closing as mutually agreed between the parties thereto.

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

“Unvested Option” means each Option that is not vested and outstanding immediately prior to the Effective Time and will not vest at the Effective Time as a result of the consummation of the Transactions.

“Vested In-the-Money Option” means each In-the-Money Option that is vested, unexercised and outstanding as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such In-the-Money Option triggered by the Transactions). For purposes of clarification, for any outstanding grants of an In-the-Money Option that is partially vested, only the vested portion of such grants shall be considered a Vested In-the-Money Option, and the unvested portions of such grants shall be considered an Unvested In-the-Money Option.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II
Merger

Section 2.01            Merger and Effective Time.

(a)            Subject to the terms and conditions set forth herein, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(b)            Upon the terms and subject to the conditions of this Agreement, Parent, Company and Merger Sub shall cause a certificate of merger in the form attached hereto as Exhibit H (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective on the date and at the time of filing of the Certificate of Merger in accordance with the DGCL, or at such later time which the Parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 2.02            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. In addition, without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a)            General Effect. All the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(b)            Certificate of Incorporation; Bylaws. (i) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time as set forth on Exhibit I, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in the case of clause (ii), that the name of the corporation set forth therein shall be changed to the name of the Company.

(c)            Directors and Officers. Unless otherwise determined by Parent and notified to the Company prior to Closing, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation respectively, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.03            Effect of Merger on Stock of Company and Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, the Surviving Corporation or the holders an any of the following securities:

(a)            Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding Equity Interest of the Company as the Surviving Corporation.

(b)            Cancellation of Certain Company Shares. All of the issued and outstanding Company Shares that are owned by the Parent, Merger Sub, the Company (as treasury stock or otherwise) (such shares, being the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)            Treatment of Remaining Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than in the case of any Dissenting Shares and any Cancelled Shares) shall cease to be outstanding, shall automatically be canceled and retired, and shall convert into the right to receive, as to each Participating Stockholder, (i) a right to receive in cash an amount equal to his, her or its Closing Per Share Preferred Stock Merger Consideration, Closing Per Share Class A Common Stock Merger Consideration and/or Closing Per Share Class B Common Stock Merger Consideration, as the case may be, and (ii) a contingent right to receive in cash, his, her or its Per Share Class A Common Stock Portion and/or Per Share Class B Common Stock Portion of the Additional Merger Consideration, if any.

(d)            Cancellation of Company Shares. As of the Effective Time, all Company Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the consideration pursuant to Section 2.03(c) upon delivery of the requisite Letter of Transmittal in accordance with Section 2.12, without interest and subject to any adjustments set forth herein and applicable withholding rights in accordance with Section 2.12 and Section 2.13.

(e)            Termination of Stockholders Agreement. At the Effective Time, the Stockholders Agreement of the Company shall, by virtue of the Merger, be automatically terminated without any further action on the part of the Company and the applicable Securityholders a party thereto.

Section 2.04            Treatment of Options. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or any holder of any Option that is outstanding immediately prior to the Effective Time, each Option, whether an Unvested Option or a Vested In-the-Money Option, shall be cancelled. Each holder of a Vested In-the-Money Option, shall be entitled to receive with respect to each share of Class A Common Stock underlying such Vested In-the-Money Option held by such holder (a) a right to receive in cash an amount equal to the amount by which the Closing Per Share Class A Common Stock Merger Consideration exceeds the exercise price per share for such Vested In-the-Money Option and (b) a contingent right to receive in cash, his, her or its Per Share Class A Common Stock Portion of the Additional Merger Consideration, if any, in each case, subject to withholding and other payroll practices of the Company and the receipt by Purchaser of a duly executed Option Termination Agreement. At or before the Effective Time, the Company shall take such actions or cause such actions to be taken as are necessary to cause the transactions contemplated by this Section 2.04 to be accomplished and to ensure that all Options, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled as of the Effective Time, including requiring the Optionholders to enter into an Option Termination Agreement. Notwithstanding the foregoing, in the case of (i) an Unvested Option or (ii) an Option having an exercise price per share equal to or greater than the proceeds payable in respect of the shares of Class A Common Stock underlying such Option (each of (i) and (ii), an “Out-of-the-Money Option”), such Unvested Option and Out-of-the-Money Option shall be cancelled without the payment of any consideration in respect thereof. The Company will use its reasonable commercial efforts to obtain an Option Termination Agreement from any holder of Vested In-the-Money Options for delivery to Parent pursuant to Section 2.07(b)(xviii); provided, that the failure of the Company to do so shall not constitute a breach of this Section 2.04.

Section 2.05            Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.03, Company Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not (i) not waived such holder’s appraisal rights with respect to such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Shares), (ii) not voted in favor of adoption of this Agreement or consented thereto in writing or (iii) who was not entitled to vote on the adoption of this Agreement and not entitled to consent to the adoption of this Agreement but who is otherwise entitled to demand and properly demands appraisal rights pursuant to, and who has complied in all respects with, the provisions of Section 262(a) of the DGCL shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such dissenting shareholder to be paid the fair value of such dissenting shareholder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.03(c), without interest thereon, at the times and in the manner provided for in this Agreement, along with a duly completed and executed Letter of Transmittal. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of any of the Company Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the twenty-first (21st) day after the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in (but the Company and Securityholders’ Representative, as applicable, shall direct) all negotiations and proceedings with respect to such demands. Prior to the twenty-first (21st) day after the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.06            Merger Consideration. The aggregate base consideration for the Merger shall be the sum of $330,000,000 payable in cash (the “Merger Consideration”).

Section 2.07            Transactions to be Effected at the Closing.

(a)            At the Closing, Parent shall deliver:

(i)            to Paying Agent, the Closing Merger Consideration by wire transfer of immediately available funds to an account or accounts designated in the Funds Flow and excluding the Option Closing Amount;

(ii)           to the Escrow Agent, the Indemnity Escrow Amount pursuant to the wire instructions provided by the Escrow Agent;

(iii)          to the applicable payees, the Transaction Expenses by wire transfer of immediately available funds pursuant to the allocation and wire instructions provided by Securityholders’ Representative to Parent in the Funds Flow; provided, that any compensatory payments contemplated by the definition of Transaction Expenses shall be paid to the Company, and Parent shall thereafter cause the Company to pay such amounts to the intended recipients thereof no later than the first regular payroll date after the Closing (or such other date as required by the terms of the applicable Benefit Plan pursuant to which such amount is being paid);

(iv)         to the holders of outstanding Closing Indebtedness to be paid at Closing, if any, by wire transfer of immediately available funds in the amounts and pursuant to wire instructions set forth in the applicable Payoff Letter provided by Securityholders’ Representative to Parent;

(v)          to the Securityholders’ Representative, the Securityholders’ Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement, the “Securityholders’ Representative Expense Fund”), to be held for the purpose of funding any expenses of the Securityholders’ Representative arising in connection with the administration of the Securityholders’ Representative’s duties in this Agreement after the Effective Time, and the relevant Ancillary Agreements;

(vi)          to the Company, the Option Closing Amount, for further distribution to the intended recipients thereof through its standard payroll procedures and in accordance with the terms and conditions of this Agreement and subject to the delivery of the duly executed Option Termination Agreements;

(vii)        to Securityholders’ Representative the Escrow Agreement, duly executed by Parent;

(viii)       at the Closing, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and separately of Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder;

(ix)          at the Closing, certificates of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and separately of Merger Sub, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of Parent and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(x)            evidence of the binding of the R&W Policy;

(xi)           a Transition Services Agreement, duly executed by the Company; provided, however, that the failure of the parties to agree to any amendment or modification or otherwise fail to finalize any term therein not expressly set forth in the Transition Services Agreement attached hereto as Exhibit J shall not be deemed a breach of this Section 2.07(a); provided, that (A) Parent has negotiated in good faith with respect thereto, and (B) Parent delivers an executed Transition Services Agreement in the form of Exhibit J attached hereto;

(xii)         the Consent and Support Agreements, duly executed by Parent;

(xiii)        the Stewart Employment Agreement, duly executed by Parent or its designated Affiliate;

(xiv)        the Restrictive Covenant Agreements, duly executed by Parent and the Company;

(xv)         to Ally, the Commercial Contract Payment Amount; and

(xvi)        a certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to each of Parent and Merger Sub, issued by the Secretary of State of the State of Delaware.

(b)            The Company shall deliver or cause to be delivered to Parent:

(i)            at the Closing, resignations effective as of the Closing of each of the directors, officers and managers of the Company and its Subsidiaries, other than those directors, officers and managers notified by Parent to the Securityholders’ Representative not less than three (3) Business Days prior to Closing, in form and substance reasonably satisfactory to Parent;

(ii)           at the Closing, a signed statement stating that the Company is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) together with an original signed notice to be delivered to the IRS, and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company following the Closing in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), each dated as of the Closing Date, duly executed by an authorized officer of the Company under penalties of perjury, and in form and substance reasonably acceptable to Parent;

(iii)          at the Closing, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(iv)          at the Closing, certificates of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(v)            not less than three (3) Business Days prior to the Closing Date, payoff letters or other evidence of the amounts to be paid at the Closing (including a “per diem” account as applicable) pursuant to Section 2.07(a)(iii) and Section 2.07(a)(iv) with respect to outstanding Transaction Expenses and Indebtedness (the “Payoff Letters”) and all instruments and documents necessary to release any and all Encumbrances securing Closing Indebtedness, including any necessary UCC termination statements or other releases to be filed promptly following payoff;

(vi)          the Pre-Closing Statement and Funds Flow in accordance with Section 2.09(a);

(vii)          a certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company and each of its Subsidiaries, issued by the Secretary of State or similar competent Governmental Authority of the jurisdiction of such entity’s formation or incorporation (as applicable);

(viii)        evidence of the termination of each of those Contracts and other transactions set forth on Schedule 2.07(b)(viii);

(ix)           all approvals, consents and waivers set forth on Schedule 2.07(b)(ix);

(x)            evidence of the Stewart Employment Agreement, duly executed by applicable signatory employee thereto;

(xi)           evidence of the binding of the Tail Coverage;

(xii)          evidence that a copy of the contents of the Data Room, as of immediately prior to the Closing, has been ordered for delivery to the R&W Insurer within five (5) Business Days after the Closing;

(xiii)         the Transition Services Agreement, duly executed by MCS Resi, LLC; provided, however, that the failure of the parties to agree on any amendment or modification or to otherwise finalize any term therein not expressly set forth in the Transition Services Agreement attached hereto as Exhibit J shall not be deemed a breach of this Section 2.07(b); provided, that (A) MCS Resi, LLC has negotiated in good faith with respect thereto, and (B) the Company delivers an executed Transition Services Agreement in the form of Exhibit J attached hereto;

(xiv)        the Consent and Support Agreements, duly executed by the Principal Stockholders;

(xv)         evidence, in form and substance reasonably satisfactory to Parent, that at least one (1) Business Day before the Closing Date, the Company has in accordance with Section 5.12(c) (i) caused Mortgage Contracting Services LLC to transfer the sponsorship and plan administration of the Benefit Plans to an Affiliate of the Company that is not a Subsidiary (including, for the avoidance of doubt, and without limitation, GIS Field Services, LLC or Mortgage Contracting Services, LLC); (ii) ceased the participation of the Continuing Employees in and fully vested all Continuing Employees’ accounts under the MCS 401(k) Plan; (iii) removed each of Mortgage Contracting Services LLC and GIS Field Services, LLC, respectively, as a participating employer in the MCS 401(k) Plan; (iv) added Mortgage Contracting Services LLC and GIS Field Services, LLC as participating employers in the Mortgage Contracting Services Employee Benefits Plan solely to the extent required to permit the continued participation of the Continuing Employees in the benefits under such plan that are required to be offered in accordance with and through the period described in the Transition Services Agreement;

(xvi)        evidence, in form and substance reasonably satisfactory to Parent, of the Retained Cash Balance held by the Company and/or its applicable Subsidiary;

(xvii)       the Restrictive Covenant Agreements, duly executed by Craig Torrance and Charlie Plummer;

(xviii)      evidence of the termination of all Options, and copies of all duly executed Option Termination Agreements, solely to the extent such agreements have been delivered to the Company prior to the Closing; provided, the Company shall deliver or caused to be delivered duly executed Option Termination Agreements from the Persons set forth on Schedule 2.07(b)(xviii);

(xix)        an intellectual property assignment agreement, in form and substance reasonably acceptable to Parent, duly executed by the Company’s and/or its Subsidiary’s developer team and Brightgrove Inc., solely to the extent each such agreement has been delivered to the Company prior to the Closing; provided, the Company shall use reasonable commercial efforts to deliver such executed agreements prior to or at Closing;

(xx)         evidence, in form and substance reasonably satisfactory to Parent, effectuating the transfer of the Excluded Assets from the Company and/or its Subsidiaries to MCS Resi or its Affiliates, duly executed by the Company and/or its respective Subsidiaries and MCS Resi or its Affiliates, as the case may be; and

(xxi)        each Ancillary Agreement to which any of the Company, the Securityholders and Securityholders’ Representative is a party, duly executed by such party.

(c)            Parent, the Company and Securityholders’ Representative shall direct Paying Agent to pay to each Stockholder as soon as practicable following Paying Agent’s receipt of all duly completed and executed documents necessary for such Stockholder to qualify as a Participating Stockholder, that portion of the Merger Consideration payable to such Participating Stockholder as reflected in the Funds Flow. No portion of the Merger Consideration shall be paid or payable to a Stockholder unless and until such Stockholder is a Participating Stockholder.

Section 2.08            Escrow. At the Closing, Parent and the Securityholders’ Representative shall enter into the Escrow Agreement with the Escrow Agent, pursuant to which the Escrow Agent shall hold and disburse the Indemnity Escrow Amount. At the Closing in accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds, the Indemnity Escrow Amount, to be held for the purpose of securing the potential obligations of the Securityholders pursuant to Article VII. The Indemnity Escrow Amount shall be disbursed only in accordance with the terms of this Agreement and the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Stockholders shall be deemed to constitute the approval of the Escrow Agreement and all arrangements related thereto.

Section 2.09            Pre-Closing Statement; Funds Flow and Company Cash.

(a)            Pre-Closing Statement; Funds Flow.

(i)            For purposes of Closing, the Company shall prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date, (A) a statement setting forth the Company’s good faith calculation of the Transaction Expenses and Closing Indebtedness and confirmation of the Retained Cash Balance, in each case, consistent with the terms set forth in this Agreement (the “Pre-Closing Statement”), and (B) a statement (the “Funds Flow”) that sets forth (i) the wire transfer or other payment instructions with respect to the payments to be made to Paying Agent, and the applicable recipients of Transaction Expenses and Closing Indebtedness, (ii) the number, series and class of Company Shares held by each Stockholder immediately prior to the Effective Time, (iii) the amount of cash payable to each such Stockholder at the Closing, (iv) for each Common Stockholder, such Common Stockholder’s Common Stockholder Participation Percentage, (v) for each Optionholder, (A) each Optionholder’s Optionholder Participation Percentage, (B) the number of shares of Class A Common Stock underlying each Vested In-the-Money Option held by such Optionholder as of immediately prior to the Effective Time, (C) the exercise price per share of Class A Common Stock purchasable under each such Vested In-the-Money Option, and (D) the portion of the Option Closing Amount payable to such Optionholder, (vi) the amounts payable, with appropriate wire instructions, for each recipient of Transaction Expenses, and (vii) the amounts payable, with appropriate wire instructions, if applicable, for each holder of Closing Indebtedness to be repaid at Closing. Each of the Pre-Closing Statement and the Funds Flow shall be prepared and delivered in good faith, based on the books and records of the Company and its Subsidiaries. The Company shall consider in good faith any comments on the Pre-Closing Statement and the Funds Flow received from Parent or its Representatives prior to the Closing and the Company may issue a revised Pre-Closing Statement and Funds Flow prior to the Closing, which in each case shall be in form and substance reasonably acceptable to Parent, such acceptance not to be unreasonably withheld, conditioned, or delayed. Each of the Pre-Closing Statement and Funds Flow shall be binding on the Company, on the one hand, and the Parent, on the other hand, solely for purposes of this Section 2.09(a). For the avoidance of doubt, the amount of the Merger Consideration payable to the Paying Agent at Closing shall be reduced dollar-for-dollar by the payments set forth in Sections 2.07(a)(ii) through (vi).

(b)            Company Cash. Immediately prior to the Closing, the Company shall use commercially reasonable efforts to have distributed, or shall have caused the distribution, to all applicable Securityholders all of the Company Cash other than $2,000,000 of Company Cash which shall be retained in Mortgage Contracting Services LLC’s account(s) (such amount along with any other Company Cash retained by the Company or any Subsidiary, the “Retained Cash Balance”). Within five (5) Business Days following the Closing Date, Parent shall deliver to Securityholders’ Representative a statement of the Retained Cash Balance as of the Closing for the review and agreement of Securityholders’ Representative, such agreement not to be unreasonably withheld, conditioned or delayed. Thereafter, upon the completion of the third full calendar month of the Company’s and its Subsidiaries’ operations following the Closing, Parent shall pay to the (i) Paying Agent (on behalf of each Participating Stockholder) an amount equal to the product of (y) the Retained Cash Balance multiplied by (z) the Participating Stockholders’ aggregate Common Stockholder Participation Percentages, by wire transfer of immediately available funds to an account designated by Paying Agent, such amount to be paid by Paying Agent to Participating Stockholders in accordance with their respective Common Stockholder Participation Percentages and (ii) the Company (on behalf of each Participating Optionholder) an amount equal to the product of (y) the Retained Cash Balance multiplied by (z) the Participating Optionholders’ aggregate Optionholder Participation Percentages, by wire transfer of immediately available funds to an account designated by the Company, such amount to be paid by the Company to Participating Optionholders in accordance with their respective Optionholder Participation Percentages and the Company’s payroll procedures.

Section 2.10            Closing. Unless this Agreement is earlier terminated pursuant to Article VIII, the Merger contemplated hereby shall take place at a closing (the “Closing”) to be held at no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or, if permissible, waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Securityholders’ Representative and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.11            Payroll Process. Notwithstanding anything to the contrary herein, to the extent any payment to be made hereunder (whether payable on or after the Closing Date) constitutes a compensatory payment for applicable Tax purposes, such amount shall not be paid directly to the applicable recipient but shall instead be paid to the Company, to then be paid by the Company to such recipient through the payroll procedures of the Company (or any third party payroll agent of the Company or the Surviving Corporation) (with such payment by the Company to be reduced by any applicable deductions or withholdings for Taxes). For the avoidance of doubt, this Section 2.11 shall not apply to any payments of the Merger Consideration made hereunder to the Stockholders.

Section 2.12            Exchange.

(a)            As soon as practicable after the execution of this Agreement (but in each case after the necessary completion of KYC clearance by the Paying Agent of each of Parent and the Securityholder’s Representative, respectively), Parent and the Securityholders’ Representative shall enter into Paying Agent Agreement with Paying Agent, pursuant to which Paying Agent shall effect the exchange of cash for Company Shares entitled to payment pursuant to Section 2.03. Paying Agent shall deliver as of immediately following the Closing a Letter of Transmittal to the holders of Company Shares, together with instructions for use in effecting the surrender of Company Shares in exchange for the cash amounts payable in accordance with Section 2.03 (but subject to Section 2.11). The adoption of this Agreement and the approval of the Merger by the Stockholders shall be deemed to constitute the approval of the Letter of Transmittal. Each such Stockholder who or which makes the deliveries to Paying Agent required by the Letter of Transmittal prior to the Effective Time and otherwise qualifies as a Participating Stockholder shall be entitled to receive in exchange therefor the cash amounts payable in accordance with Section 2.03 (but subject to Section 2.11) on the same Business Day as the Effective Time, or as soon as possible thereafter (but in any event no later than one (1) Business Day after the Effective Time). Each such Stockholder who or which makes the deliveries to Paying Agent required by the Letter of Transmittal at or after the Effective Time and otherwise qualifies as a Participating Stockholder shall be entitled to receive in exchange therefor the cash amounts payable in accordance with Section 2.03 (but subject to Section 2.11) as soon as possible thereafter (but in any event no later than three (3) Business Days after delivery thereof is made).

(b)            The applicable portion of the Merger Consideration paid upon the applicable Stockholder’s compliance with the terms of this Section 2.12 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares. Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.

(c)            Promptly following the date which is twenty-four (24) months after the Closing Date, the Surviving Corporation shall instruct Paying Agent to deliver to the Surviving Corporation, by wire transfer of immediately available funds to an account or accounts specified by the Surviving Corporation, the undistributed portion of the Merger Consideration, Letters of Transmittal, and other documents in its possession relating to the Transactions. Thereafter, each Stockholder entitled to Merger Consideration who or which has not delivered a Letter of Transmittal or otherwise failed to qualify as a Participating Stockholder may deliver a Letter of Transmittal and any Ancillary Agreement or other instrument required to be delivered by such Stockholder to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and the Surviving Corporation shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement without any interest thereon. Neither the Surviving Corporation nor Paying Agent shall be liable to any Securityholder or former Securityholder with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law.

Section 2.13            Withholding. Parent, Merger Sub, the Surviving Corporation, or any of their Affiliates, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable or consideration otherwise deliverable to any Person under this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Tax Laws. Other than with respect to amounts that are compensatory or in the case of a failure to comply with Section 2.07(b)(ii), the Person entitled to deduct or withhold pursuant to the preceding sentence shall make commercially reasonable efforts to provide written notice of its intent to deduct or withhold (including a reasonable explanation of the basis for such deduction or withholding) to the applicable Person in respect of which such deduction or withholding will be made at least five (5) Business Days prior to any such deduction or withholding. To the extent any amounts are so deducted and withheld and timely paid to the appropriate Governmental Authority, any such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. The Parties, including any of their Affiliates and the Surviving Corporation, shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.

Article III
Representations and Warranties of Company

Except as set forth in the Disclosure Schedules, Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01            Organization, Authority and Qualification of the Company. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation as set forth on Section 3.01(i) of the Disclosure Schedules, and has all necessary company or corporate power, as applicable, and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, each such jurisdiction set forth on Section 3.01(ii) of the Disclosure Schedules, except where the failure to be so licensed, qualified or in good standing would not result in a Material Adverse Effect on the Company and its Subsidiaries. This Agreement and each of the Ancillary Agreements to which the Company or any of its Subsidiaries is (or with respect to Ancillary Agreements to be entered into at Closing, will be) a party (collectively, “Company Ancillary Agreements”) has been executed and delivered by the Company and its Subsidiaries, as applicable, and (assuming due authorization, execution and delivery by Stockholders, Parent, Merger Sub and any other Persons who or which are party hereto and thereto) this Agreement and each of the Company Ancillary Agreements constitutes a legal, valid and binding obligation of Company and its Subsidiaries, enforceable against such Company or Subsidiary, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Company and its Subsidiaries has all requisite corporate, limited liability company, or similar organizational power and authority, as applicable, to execute and deliver this Agreement and each of the Company Ancillary Agreements to which it is (or with respect to the Company Ancillary Agreements to be entered into at Closing, will be) party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation by the Company of the Transactions have been duly authorized and approved by the Company’s board of directors, and no other corporate action on the part of the Company or, except for the Stockholder Approval, its stockholders is necessary to authorize the execution, delivery and performance of this Agreement or any Company Ancillary Agreements, and the consummation by the Company of the Transactions.

Section 3.02            Capitalization.

(a)            Section 3.02(a) of the Disclosure Schedules sets forth all of the authorized, issued and outstanding Equity Interests of the Company and the record owners thereof. The Company Shares reflected in Section 3.02(a) of the Disclosure Schedules constitute, in the aggregate, one hundred percent (100%) of the total issued and outstanding Equity Interest in the Company that (i) are issued and outstanding immediately before the date hereof and (ii) will be issued and outstanding immediately before the Closing. The Company Shares are duly authorized and validly issued, fully-paid and non-assessable and are not represented by share certificates (i.e., uncertificated).

(b)            The Company Shares (i) when issued, sold and delivered, were or will be issued in compliance with applicable Laws, and were or will be otherwise validly issued, duly authorized and (ii) are free and clear of any Encumbrances (other than those arising under applicable securities Laws, the Company’s Organizational Documents, or this Agreement or the Company Ancillary Agreements).

(c)            Except as set forth in Section 3.02(c) of the Disclosure Schedules, there are no (A) outstanding or authorized options, warrants, calls, puts, Contracts, rights of exchange, plans, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the purchase, issuance or sale of any Equity Interests in the Company or obligations, contingent or otherwise, of the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or otherwise acquire any Equity Interests (including the Company Shares), (B) voting trusts, proxies or other arrangements between or among any equityholder of the Company or any of its Subsidiaries or any other Person with respect to the voting or transfer of any Equity Interests of the Company or any of its Subsidiaries, (C) outstanding or authorized equity appreciation, phantom equity, profit participation, stock appreciation, profit share, profits interests or similar rights with respect to the Company or any of its Subsidiaries, (D) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Company or any of its Subsidiaries may vote, (E) declared and unpaid dividends on any Equity Interests of the Company or any of its Subsidiaries, (F) agreements or understandings to which the Company or any of its Subsidiaries are party providing preemptive rights in respect of the Equity Interests of the Company or any of its Subsidiaries, and (G) agreements or understandings to which the Company or any of its Subsidiaries is a party creating any Encumbrances on, or relating to the ownership or transfer of, any Equity Interests of the Company or any of its Subsidiaries.

(d)            Section 3.02(d) of the Disclosure Schedules sets forth a true and complete list of each outstanding option to acquire Company Shares (“Outstanding Company Options”) and separately identifies (i) the name of the holder of each Outstanding Company Option; and (ii) the maximum number of Company Shares that are subject to each Outstanding Company Option. With respect to the Outstanding Company Option, (x) except as set forth in Section 3.02(d) of the Disclosure Schedules, each grant of an Outstanding Company Option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (y) all Outstanding Company Options issued under the Company Equity Plan have an exercise price equal to no less than the fair market value of the underlying Company Shares on the Grant Date, as determined in accordance with Section 409A of the Code and (z) each such grant if made under the Benefit Plan was made in accordance with the terms of the Benefit Plan under which it was granted and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities laws.

Section 3.03            Subsidiaries. Section 3.03 of the Disclosure Schedules sets forth (a) the name and jurisdiction of incorporation, formation or organization (as applicable) of each of the Company’s Subsidiaries and (b) the number of authorized, issued and outstanding Equity Interests of each of the Company’s Subsidiaries, the names of the holder(s) thereof (beneficially and of record) and the number of Equity Interests held by each such holder. All of the outstanding Equity Interests of the Company’s Subsidiaries are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such Equity Interests), and the Company’s Subsidiaries do not have any issued or outstanding Equity Interests other than those listed on Section 3.03 of the Disclosure Schedules. Except as set forth on Section 3.03 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns, directly or indirectly, or holds the right to acquire any Equity Interest in any other Person.

Section 3.04            No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of the Company or its Subsidiaries; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or its Subsidiaries or by which its or its Subsidiaries’ properties or assets are bound; (c) except as set forth on Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of (with or without due notice or lapse of time or both), constitute a default under or result in the acceleration, modification, cancellation or termination of any Material Contract or Permit; or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties of the Company or any of its Subsidiaries (other than Permitted Encumbrances); except, in the cases of clauses (c) and (d), where the violation, breach, conflict, default, acceleration, modification, cancellation, termination or Encumbrance or failure to give notice, take action or obtain consent would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries, or to the Company’s Knowledge with respect to the Securityholders, in connection with the execution and delivery of this Agreement and the Company Ancillary Agreements and the consummation of the Transactions, except for such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices as were obtained by the Company prior to Closing.

Section 3.05            Financial Statements; Financial Matters.

(a)            Section 3.05 of the Disclosure Schedules sets forth true and correct copies of the:

(i)            consolidated audited financial statements of the Company and its then Subsidiaries consisting of the balance sheet of the Company and its then Subsidiaries as of December 31, 2022, December 31, 2023 and December 31, 2024 and the related consolidated statements of income and retained earnings, owners’ equity and cash flow for the twelve (12)-month periods then ended (the “Audited Financial Statements”); and

(ii)           consolidated unaudited financial statements of the Company and its Subsidiaries consisting of the balance sheet of the Company and its Subsidiaries as of September 30, 2025 and the related consolidated statement of income and retained earnings, owners’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)            Except as set forth in Section 3.05 of the Disclosure Schedules, the Financial Statements (including any notes thereto) have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, in the case of the Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present, in all material respects, in accordance with GAAP (subject to the exceptions disclosed on Section 3.05 of the Disclosure Schedules) the financial condition of the Company and its Subsidiaries, taken as a whole, as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company and its Subsidiaries as of December 31, 2024 included in the Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(c)            Except as set forth on Section 3.05(c) of the Disclosure Schedules, the Company and its Subsidiaries have no Indebtedness.

(d)            All of the accounts receivable of the Company and its Subsidiaries are valid and enforceable claims, except to the extent of the reserve therefor in the Financial Statements, which such reserves have been determined in accordance with GAAP. Since the Balance Sheet Date, each of the Company and its Subsidiaries has collected its accounts receivable in the Ordinary Course of Business and in a manner which is consistent with past practices and has not accelerated any such collections. All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the Ordinary Course of Business. Except as set forth on Section 3.05(d) of the Disclosure Schedules, since the Balance Sheet Date, no accounts receivable of the Company and its Subsidiaries is subject to any offset, rebate, counterclaim and/or chargeback in amounts in excess of $250,000 as to any individual accounts receivable item or otherwise outside of the Ordinary Course of Business. Since the Balance Sheet Date, there have been no write-offs as uncollectible of any accounts receivable of the Company and its Subsidiaries in amounts in excess of $50,000 as to any individual accounts receivable item or $250,000 in the aggregate.

(e)            All accounts payable of the Company and its Subsidiaries has arisen from bona fide transactions by the Company and its Subsidiaries in the Ordinary Course of Business. Since the Balance Sheet Date, each of the Company and its Subsidiaries has operated in the Ordinary Course of Business with respect to the timing of payment of accounts payable.

(f)            Neither the Company nor any of its Subsidiaries has any off-balance sheet arrangement with any Person.

(g)            The Company and its Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of audited financial statements in accordance with GAAP in all material respects to the Company and its Subsidiaries taken as a whole, and to maintain accountability for assets, and (ii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries (including their personnel and independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries) have not identified (x) any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, or (y) any fraud, whether or not material, that involves the management of the Company and its Subsidiaries or any of its personnel.

Section 3.06            Undisclosed Liabilities. Each of the Company and its Subsidiaries has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Interim Financial Statements, or (ii) those that have arisen since the date of the Interim Financial Statements in the Ordinary Course of Business (none of which is a liability resulting from material noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation or lawsuit).

Section 3.07            Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.07 of the Disclosure Schedules, from the Balance Sheet Date until and including the date of this Agreement, the Company and its Subsidiaries have operated in the Ordinary Course of Business in all material respects, and there has not been, with respect to the Company or any of its Subsidiaries, any:

(a)            event, occurrence or development that has had a Material Adverse Effect;

(b)            modification, amendment or waiver of the Organizational Documents of the Company or any of its Subsidiaries;

(c)            mortgage or pledge of any of its properties or the creation of any Encumbrance on any of its or their properties or assets, except for Permitted Encumbrances;

(d)            split, combination or reclassification of Company Shares;

(e)            material change in any method of accounting or accounting practice, principle or policy of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f)            issuance, creation, incurrence, assumption or guarantee of any Indebtedness (excluding any usage of the Company’s or Subsidiaries’ revolver facility, line of credit or similar arrangements, in each case in the Ordinary Course of Business) for borrowed money;

(g)            sale, transfer, assignment, lease, sublease, license or other disposition of any of the assets, tangible or intangible (other than Intellectual Property which is the subject of Section 3.07(r)), owned, leased, or licensed by the Company, except in the Ordinary Course of Business;

(h)            waiver or release of any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor of any of the Company or its Subsidiaries;

(i)            modification, extension or entry into any collective bargaining agreement or relationship with any labor organization or experienced any labor dispute or any claim of unfair labor practices (including any internal employee complaint, including regarding discrimination, retaliation or harassment matters) or experienced any union organizing activity;

(j)            entrance into a settlement agreement with any current or former director, officer or employee;

(k)            (i) initiation of any Action with an individual in an amount in excess of $50,000, (ii) settlement or otherwise compromised any material Action or threatened Action that does not solely involve the payment of money in an amount not greater than $50,000, or (iii) made or filed any claim concerning any such damage, destruction or loss, or any condemnation or other taking, in each case, with respect to any property or asset;

(l)            (i) merger or consolidation with, or acquisition or investment in by purchase of the equity or a substantial portion of the assets of, or by any other manner, any business or any Person or any division thereof, (ii) engagement in any new line of business, or (iii) entry into any partnership or joint venture;

(m)            (i) recapitalization or (ii) adoption of any plan of merger, consolidation, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law (provided, that for purposes of Section 6.01, this clause (n) shall exclude the Transactions);

(n)            entrance into, agreement to or permittance of any modification, amendment or extension, termination (or the delivery or receipt of notice of termination), impairment or lapse of any Material Contract (or Contract that would constitute a Material Contract if in effect as of the date hereof);

(o)            (i) any election made (outside of the Ordinary Course of Business) or revoked in respect of Taxes, (ii)  any accounting method change in respect of Taxes, (iii) any Tax Returns prepared in a manner which is not consistent with its past custom and practice, (iv)  any amendment filed to a Tax Return that will increase the liability for Taxes of the Company or any of its Subsidiaries after the Closing, (v) any liability incurred for Taxes other than in the Ordinary Course of Business, (vi) any claim or assessment settled in respect of Taxes, (vii) any consenting to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any taxing authority, (vii) becoming party to any closing agreement with any Governmental Authority with respect to a material amount of Taxes; or (viii) any surrendering of any right to claim a refund of Taxes;

(p)            creation of any subsidiary or entrance into a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses;

(q)            any lapse, abandonment, sale, assignment, transfer, or grant of any ownership interest or license under any Company Owned Intellectual Property other than nonexclusive licenses granted to customers in the Ordinary Course of Business;

(r)            entrance into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or competing anywhere in the world; or

(s)            any agreement to do any of the foregoing.

Section 3.08            Material Contracts.

(a)            Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any of its Subsidiaries (together with all Leases listed or required to be listed in Section 3.09(b) of the Disclosure Schedules and the Company IP Agreements listed or required to be listed in Section 3.10 of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)            each Contract involving annual payments by or to the Company or any of its Subsidiaries in excess of $500,000;

(ii)           all Contracts that relate to the sale of any of the Company or any of its Subsidiaries’ assets or properties, other than in the Ordinary Course of Business, for consideration in excess of $500,000;

(iii)          all Contracts (other than a Benefit Plan) that relate to the acquisition or disposition of any business, capital stock, material amount of assets, or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, of any other Person;

(iv)          any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000;

(v)           any Contract relating to the borrowing or lending of money or to mortgaging, pledging, or otherwise placing or granting an Encumbrance on any portion of the assets of the Company or any of its Subsidiaries, or otherwise related to Indebtedness;

(vi)          any Contract related to the guaranty of any obligation of any third party or any Contract requiring the indemnification of or providing a guaranty to, any Person, excluding all Contracts entered into in the Ordinary Course of Business;

(vii)         any joint venture, joint marketing (including any pilot program), partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, or similar Contract relating to any product or service to which any of the Company or its Subsidiaries is a party;

(viii)        each limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance, collaboration and other similar Contract or agreement (however named) that involves sharing profits or losses by the Company or any of its Subsidiaries with any other Person;

(ix)           each Contract (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person in any line of business, to compete with any Person or the manner or locations in which any of them may engage or solicit any Person for a customer, vendor or other business relationship, or (B) materially prohibiting or limiting the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services, including, without limitation, any exclusivity obligations;

(x)            any Contract that purports to limit either the type of business in which the Company or any of its Subsidiaries may engage or the manner or geographic area in which any of them may engage in any business, anywhere in the world or during any period of time, including any Contract (A) containing any non-competition obligations enforceable against the Company or any of its Subsidiaries, (B) containing any “most favored nation,” “most favored pricing”, “key man” or similar obligation enforceable against the Company or any of its Subsidiaries, (C) requiring the purchase of all or substantially all of the Company or any of its Subsidiaries’ requirements of a particular product or service from a particular vendor or supplier or that contains “take or pay” provision, (D) requiring a minimum purchase from the Company or any of its Subsidiaries of a particular product or service, or (E) containing any covenant restricting the ability of the Company or any of its Subsidiaries to solicit for employment, hire, engage or employ any Person;

(xi)          any Contract or plan (including any equity incentive plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests (including phantom equity) of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such securities or options, warrants or other rights therefor;

(xii)         all collective bargaining agreements or Contracts with any labor organization, union, works council, group of employees, association or any collective bargaining representative to which the Company is a party;

(xiii)         all employment Contracts between the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand, providing for the payment of base salary consideration (excluding any bonus or employee benefit compensation) in excess of $150,000, which, in each case, cannot be terminated by the Company without penalty or without more than thirty (30) days’ notice;

(xiv)        any Contract for the acquisition or disposition of assets or properties of any Person (other than the Company or any of its Subsidiaries), including any option to acquire or sell any such assets or properties, other than (A) those Contracts that have been fully performed by the Company or any of its Subsidiaries; and (B) those Contracts solely for the purchase or sale of goods or services in the Ordinary Course of Business;

(xv)         any Contract providing for severance, change of control, bonus, commission, retention or any agreement providing for the payment of any cash or other compensation or benefits upon the termination of the engagement or employment or upon the consummation of or in connection with the Transactions;

(xvi)        any Contract that requires the Company or any of its Subsidiaries to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xvii)       any Government Contract;

(xviii)       any Contracts with Major Customers or Major Vendors;

(xix)         any Contracts with rebates; and

(xx)          any Contracts material to the Business not otherwise set forth in the foregoing subclauses of this Section 3.08(a).

(b)            Except as set forth on Section 3.08(b) of the Disclosure Schedules, each of the Company and its Subsidiaries is not in breach of, or default under any Material Contract and, except as set forth on Section 3.08(b) of the Disclosure Schedules, to the Knowledge of Company, none of the other parties to any Material Contract is in breach in any material respect thereunder, nor, to the Knowledge of Company, has any event occurred that would constitute a material default or breach, or permit termination or acceleration thereof. No other party to any Material Contract has (i) exercised or threatened in writing or, to the Company’s Knowledge, orally to exercise any termination rights with respect to any such Material Contract or (ii) provided written notice that such party does not intend to renew any such Material Contract. The Company has made available to Parent true, correct and complete copies of each of the Material Contracts, together with all amendments, modifications or supplements thereto, and each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles). Except as set forth on Section 3.08(b) of the Disclosure Schedules, the Company nor any applicable Subsidiary has assigned, delegated or otherwise transferred any interests in any Material Contract. There are no material disputes threatened in writing or, to the Company’s Knowledge, orally under any Material Contract and the Company has not received written (or to the Company’s Knowledge, oral) notice that any party to any Material Contract intends re-negotiate or materially modify the terms of any such Material Contract other than in the Ordinary Course of Business.

Section 3.09            Title to Assets; Real Property; Condition of Assets.

(a)            Except as set forth on Section 3.09(a) of the Disclosure Schedules, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Real Property and material items of personal property, whether tangible or intangible, and other assets used or held for use in the Company’s and the Subsidiaries’ business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            those items specifically set forth in Schedule 3.09(a)(i);

(ii)           liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;

(iii)          mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business;

(iv)         easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, that do not individually or in the aggregate materially impair the continued use, occupancy or operation of the property to which they relate to the business of the Company as currently conducted; or

(v)           other non-monetary imperfections of title, if any, that do not individually or in the aggregate materially impair the continued use, occupancy or operation of the property or assets to which they relate to the business of the Company as currently conducted.

(b)            Section 3.09(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and lists, as of the date of this Agreement, all leases for each such parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. The Company has made available to Parent true, correct and complete copies of each of the Leases, together with all amendments, modifications or supplements thereto, and each Lease is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles). Other than with respect to the Leases, the Company is not a party to any leases for real property and does not operate out of any other location, subject to Ordinary Course of Business remote work or work from home arrangements in effect with the Company’s and/or any of its Subsidiary’s employees. With respect to each Lease: (i) the Company’s and/or its Subsidiary’s possession and quiet enjoyment of the real property subject to such Lease has not been disturbed and there are no material disputes with respect to such Lease; (ii) the Company and/or its Subsidiary that is party to such Lease is not, nor, to the Company’s Knowledge, is any other party to such Lease in material breach or default under such Lease; (iii) the Company and/or its Subsidiary, as applicable, has not subleased, licensed or otherwise granted any person the right to use or occupy the real property that is the subject of such Lease or collaterally assigned such Lease or any interest therein; (iv) the Company and/or its Subsidiary, as applicable, has not received written notice that any security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the Company and/or its Subsidiary, as applicable, does not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; and (vi) there are no Encumbrances (other than Permitted Encumbrances) on the estate or interest created by such Lease. To the Company’s Knowledge, (i) no condition with respect to the real property that is the subject of such Lease exists requiring material repairs, alterations or corrections, and (ii) there is no condemnation proceeding or eminent domain proceeding of any kind pending or against the real property that is the subject of such Lease. All real property subject to each Lease is supplied with utilities and other services (including gas, electricity, water, drainage, storm water management, sanitary sewer, storm sewer, fire protection, and telephone) necessary for the operation of the facilities in the Ordinary Course of Business.

(c)            None of the Company or its Subsidiaries owns, or has owned during the five (5) year period immediately preceding the date of this Agreement, any Real Property.

(d)            Except as set forth in Section 3.09(d) of the Disclosure Schedules, to the Knowledge of the Company, the Real Property and buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material assets or items of tangible personal property of the Company and its Subsidiaries are, in all material respects, structurally sound, in good operating condition and repair, are adequate for the uses to which they are being put. The assets of the Company and its Subsidiaries are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and constitute all of the rights, property and assets necessary to conduct the business as currently conducted. No Person, including any Securityholder or any of their respective Affiliates, has any claim to, or right, title or interest in, any of tangible personal property owned by the Company and/or its Subsidiaries or used by the Company and/or its Subsidiaries in the conduct of the business.

(e)            Section 3.09(e) of the Disclosure Schedules lists all of the personal property, whether tangible or intangible, owned by the Company and its Subsidiaries as of the date hereof, with a gross book value (individually or as aggregated with like-kind items) in excess of $100,000.

Section 3.10            Intellectual Property.

(a)            Section 3.10(a) of the Disclosure Schedules contains a true and complete list of all Company Owned Intellectual Property that is the subject of a grant by or application to a Governmental Authority or private registrar, including all: (i) Patents; (ii) Trademark registrations and applications for registration; (iii) Copyright registrations and applications for registration, indicating for each of clauses (i) through (iii) the applicable jurisdiction, application number (and registration or issuance number, if appliable) and date filed (and date registered or issued, if applicable); (iv) Domain Names, indicating for each the domain name registrar, domain name registrant, and the creation and current expiration dates of the domain name registration (the items scheduled in Section 3.10(a)(i) through (iv) of the Disclosure Schedules collectively, the “Company Registered Intellectual Property”); (v) material unregistered Trademarks; and (vi) all Software. Other than as set forth in Section 3.10(a) of the Disclosure Schedules, all Company Registered Intellectual Property is subsisting, enforceable, and valid in those jurisdictions in which such Company Registered Intellectual Property has been registered. All required fees, payments, and filings related to the Company Registered Intellectual Property due on or before Closing have been timely paid to and filed with the relevant Governmental Authorities and authorized registrars and are not in any grace or extension period, and all Company Registered Intellectual Property is otherwise in good standing, enforceable, and in full force and effect.

(b)            Section 3.10(b) of the Disclosure Schedules contains a true and complete list of all Company IP Agreements (other than Company Incidental IP Agreements), specifying for each the date, title, and parties thereto. All use of Software that is not within the Company Owned Intellectual Property by the Company and its Subsidiaries is and has been within the scope (including within the limitations on the number of locations, copies, installations or users) of the applicable Company Incidental IP Agreement.

(c)            Except as set forth in Section 3.10(c) of the Disclosure Schedules:

(i)            the Company, inclusive of its Subsidiaries, is the sole and exclusive legal and beneficial (and, with respect to the Company Registered Intellectual Property, record) owner of all right, title, and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and the Company and its Subsidiaries have valid and enforceable rights to use all other Intellectual Property (including Licensed Intellectual Property) as used in the business of the Company and its Subsidiaries, which collectively constitute all Intellectual Property used or held for use in or sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted;

(ii)           The Company and its Subsidiaries have entered into binding, valid, and enforceable written contracts with each current and former employee, independent contractor, and consultant who contributed to Intellectual Property that constitutes or should constitute Company Owned Intellectual Property, whereby each such employee, independent contractor, or consultant assigns to the Company and/or Subsidiary exclusive ownership, to the extent permitted by applicable law, of all right, title, and interest in and to all Intellectual Property made, authored, conceived, or reduced to practice by such employee, independent contractor, or consultant (whether alone or jointly with any other such employee(s), independent contractor(s), consultant(s), or other Person(s)) during their employment or engagement by the Company and/or the Subsidiary which are developed using equipment, supplies, facilities, or trade secrets of the Company and/or the Subsidiary, results from work performed by the employee, independent contractor, or consultant for the Company and/or the Subsidiary, or relates to the Company’s and/or the Subsidiary’s business or actual or demonstrably anticipated research and development. The Company has provided true and complete copies of forms of all such Contracts currently used by the Company or any of its Subsidiaries. No breach of any such contract by any such former or current employee, independent contractor, or consultant has occurred or been threatened. No former or current employee, independent contractor, or consultant owns any rights, titles, or interests in or to any Intellectual Property that constitutes or should constitute any Company Owned Intellectual Property;

(iii)          All assignments and other instruments necessary to establish, record, and perfect the Company’s or its Subsidiary’s ownership interest in the Company Registered Intellectual Property have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars;

(iv)          No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute, or other educational institution has been used to create any of the Company Owned Intellectual Property; and

(v)           To the Company’s Knowledge, other than the Company and its Subsidiaries, no Person has any legal or equitable right to (other than rights to use pursuant to a Company IP Agreement), or otherwise owns or claims any rights, titles, or interests in or to, any Company Owned Intellectual Property, and no Person is entitled to receive, or has made any demand for, any payments, royalties, or other compensation for or in connection with any such Company Owned Intellectual Property. No former or current shareholder, partner, principal, member, manager, director, officer, employee, agent, or representative of the Company, and no former or current independent contractor or consultant, has any legal or equitable right to, or otherwise owns or claims any rights, titles, or interests in or to any Intellectual Property that is or should constitute Company Owned Intellectual Property.

(d)            To the Company’s Knowledge, the Company’s and its Subsidiaries’ conduct and operation of their respective businesses, including the manufacture, development, marketing, licensing and sale of goods and services by or on behalf of the Company or any of its Subsidiaries, does not infringe, misappropriate, or otherwise violate, and for the past five (5) years has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property of any Person or constitute unfair competition. Except as set forth on Section 3.10(d) of the Disclosure Schedules, during the five (5) year period preceding the Closing, none of the Company and its Subsidiaries have received written or, to the Company’s Knowledge, oral notice that (i) any Person is, or in the five (5) year period preceding the Closing has been, misappropriating, infringing, diluting, or otherwise violating any Company Owned Intellectual Property, and no such claims have been brought against any third party by the Company or any of its Subsidiaries that have not been fully resolved; or (ii) that any Person is alleging that Company or any of its Subsidiaries, is infringing, misappropriating, or otherwise violating the Person’s Intellectual Property or is engaged in unfair competition.

(e)            Except as set forth in Section 3.10(e) of the Disclosure Schedules, there are no Actions, pending or threatened in writing or, to the Company’s Knowledge, orally: (A) alleging any infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or that the Company or any of its Subsidiaries has engaged in unfair competition; (B) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Owned Intellectual Property; or (C) challenging the Company’s or its Subsidiaries’ respective rights, titles, or interests in or to any Company Owned Intellectual Property.

(f)            Neither the Company nor any of its Subsidiaries is subject to any outstanding or prospective order (including any motion or petition therefor) that restricts or impairs the ownership, legality, validity, patentability, registrability, use, or enforceability of any Company Owned Intellectual Property or that restricts or impairs its rights to any Licensed Intellectual Property.

(g)            The Company Owned Intellectual Property, Intellectual Property licensed pursuant to the Company IP Agreements and Company Incidental IP Agreements constitutes all of the Intellectual Property used in, held for use in, or necessary for the conduct of the Company and its Subsidiaries’ business as conducted as of the Closing Date. The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or require the payment of any additional amount with respect to, nor require the consent of any other Person in respect of, the Company or its Subsidiaries’ rights to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or the Company or its Subsidiaries’ operations.

(h)            The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the Company Owned Intellectual Property and provided to the Company and its Subsidiaries by other Persons under an obligation of confidentiality, including by: (i) requiring all Persons having access to any and all such Trade Secrets to execute binding, enforceable, and written confidentiality agreements that include terms sufficient to protect and preserve the confidentiality of any and all such Trade Secrets, and the Company’s and its Subsidiaries’ respective proprietary interests therein; and (ii) using reasonable efforts to prevent disclosure of any and all such Trade Secrets to any employee, independent contractor, consultant, or other Person who has not executed a confidentiality agreement described in the foregoing clause (i). There has been no disclosure of any such Trade Secrets to any employee, independent contractor, consultant, or other Person who has not executed a confidentiality agreement described in the foregoing clause (i), and no breach of any such confidentiality agreement by any party thereto has occurred or has been threatened.

(i)            Except as set forth in Section 3.10(i) of the Disclosure Schedules, the Company and its Subsidiaries do not use any Publicly Available Software in or in connection with any Software within the Company Owned Intellectual Property that is distributed to or made available for use by customers or third parties. No Publicly Available Software has been incorporated into or used with the Company Source Code or Software within the Company Intellectual Property or products of the Company or its Subsidiaries that would, or would reasonably be expected to, in any way limit the Company and its Subsidiaries’ ability to make, distribute, use or sell any such product or Software, require the disclosure of source code for or require the license on a royalty-free basis of any Company Source Code or any Software within the Company Intellectual Property or that would diminish or transfer the rights of ownership in any Company Source Code or Intellectual Property or Software within the Company Intellectual Property. No Person has been provided (including deposits into escrow), and the Company and its Subsidiaries are not under any obligation (contingent or otherwise) to provide, any of the Company Source Code or the source code for any Software within the Company Owned Intellectual Property. No current or former employee, independent contractor, or consultant who contributed to the creation of any Software for the Company and/or its Subsidiaries, including any Software within or intended to be within the Company Intellectual Property, used any generative artificial intelligence in a manner that would affect the Company’s ability to obtain a copyright registration on such Software.

(j)            The Company and its Subsidiaries take and have taken commercially reasonable measures to maintain and protect the confidentiality, integrity, and security of the Company IT Systems (and all Software, information, and data stored or contained therein or transmitted thereby). The Company IT Systems and Company Source Code (i) are sufficient (including with respect to working condition and capacity) in all material respects for the operation of the business of the Company and its Subsidiaries as currently conducted and the Company and its Subsidiaries’ rights in such Company IT Systems will remain unchanged following the Closing and (ii) do not, contain any, and the Company has its Subsidiaries have commercially reasonable measure to ensure they remain free of any, defect, back door, viruses, worms, Trojan horses, bugs, faults or other devices, errors or contaminants that do or are likely to: (i) materially disrupt or adversely affect the functionality of any Company IT Systems; or (ii) enable or assist any Person to access without authorization any Company IT Systems or the data contained therein. To the Company’s Knowledge, in the last three (3) years, there have been no (i) actual or material attempted security breaches or other unauthorized use, access or intrusions of any Company IT Systems, unauthorized access, export, disclosure, modification, deletion of any data contained on any Company IT Systems, or compromised passwords or credentials to access any Company IT Systems or (ii) failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the Company IT Systems that have caused or resulted in a material disruption to the operation of the Company’s and its Subsidiaries’ respective businesses that have not been resolved. The Company and its Subsidiaries have reasonable back-up and disaster recovery arrangements, which have been periodically tested, with respect to the Company IT Systems. All available security patches and updates have been applied to the Company IT Systems and the Company and its Subsidiaries have commercially reasonable processes and procedures to ensure that future security patches and updates for the Company IT Systems will be timely made available and applied to the Company IT Systems. None of the Company IT Systems, or Software within the Company Owned Intellectual Property are dependent upon Software that no longer has security updates available or that is engineered such that future security patches cannot be applied. To the extent Personal Information or Trade Secrets are stored on any Company IT Systems, such information is encrypted using commercially reasonable encryption methods both while in transit and at rest.

(k)            Section 3.10(k) of the Disclosure Schedules contains a true and complete list of all social media accounts used in the Company’s and its Subsidiaries’ respective the businesses. The Company and its Subsidiaries have complied in all respects with all terms of use, terms of service, and other contracts and all associated policies and guidelines relating to their use of any social media platforms, sites, or services (collectively, “Platform Agreements”). For the past five (5) years there have been no Actions, whether settled, pending, threatened in writing, or, to the Company’s Knowledge, threatened orally, alleging any: (i) breach or other violation of any Platform Agreement by the Company or its Subsidiaries; or (ii) or any other violation by the Company or its Subsidiaries in connection with their use of social media.

Section 3.11            Data Privacy.

(a)            The Company and its Subsidiaries have (i) implemented and maintained commercially reasonable administrative, technical and organizational safeguards designed to protect the Company IT Systems and Personal Information against loss, theft, misuse or unauthorized access, use, or disclosure that are designed to comply with all Privacy and Security Requirements, and (ii) taken commercially reasonable steps, including the entry of binding written agreements, to ensure that any third party Processing, including any third party with access to, any Personal Information collected by or on behalf of the Company or its Subsidiaries has implemented and maintains similar safeguards and complies with all Privacy and Security Requirements. The Company and its Subsidiaries are, and within the prior five (5) years have been, in material compliance with all Privacy Laws and in material compliance with all other Privacy and Security Requirements. Except as set forth on Section 3.11(a) of the Disclosure Schedules, the Company and its Subsidiaries do not store any Personal Information on any of the Company IT Systems and do not sell or disclose any Personal Information to any customers or to any other Person (other than solely for Processing such Personal Information on the Company’s and/or any of its Subsidiary’s behalf).

(b)            Except as set forth on Section 3.11(b) of the Disclosure Schedules, to the Company’s Knowledge, within the five (5)-year period immediately prior to the date of this Agreement, (i) the Company and its Subsidiaries have conducted commercially reasonable security testing, assessments or audits of the Company IT Systems and have addressed material security issues or vulnerabilities identified, (ii) there have been no security breaches or other unauthorized use, access, modification, exfiltration, deletion or intrusions of Company IT Systems or Personal Information, including any that have required notification under Privacy Laws to any individual or Governmental Authority, and (iii) there has been no claim, lawsuit, investigation or other Action pending, asserted or threatened in writing, or, to the Knowledge of Company, orally, alleging a violation of the Privacy and Security Requirements by the Company or its Subsidiaries or, to the Knowledge of Company, a third party Processing, including any third party with access to, any Personal Information collected by or on behalf of the Company or its Subsidiaries.

(c)            The Company and its Subsidiaries are not subject to any contractual requirement or other legal obligation that, following Closing, would prohibit or restrict the Processing of Personal Information in the manner in which the Company or its Subsidiaries Processed such Personal Information prior to the Closing. All sales and marketing activities by the Company and its Subsidiaries have been in material compliance with all applicable Laws (including Privacy Laws) that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials.

Section 3.12            Insurance.

(a)            Section 3.12(a) of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company and/or its Subsidiaries or with respect to which the Company and/or its Subsidiaries is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), true and complete copies of which have been made available to Parent. Such Insurance Policies are in full force and effect, all premiums due on such Insurance Policies have been paid and there are no material defaults under any such Insurance Policy by the Company or, to the Company’s Knowledge, the applicable insurer. The Company has not received any written notice of cancellation relating to the Insurance Policies or any anticipated increase in any premium related thereto (other than in the ordinary course in connection with any policy renewal), and there are no material actions pending under any such Insurance Policies for which coverage has been denied by the applicable insurance carrier. No insurer has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such Insurance Policy. At no time has any Insurance Policy of the Company and/or one of its Subsidiaries been cancelled, and, except as was replaced with a different insurance policy, no insurance provider has ever refused to renew an insurance policy of the Company.

(b)            There are no claims pending under any of Insurance Policies, and no such claim has been made under any of such Insurance Policies in the last three (3) years, including, but not limited to, all claims denied by any insurance carrier of the Company and/or one of its Subsidiaries or being covered under a reservation of rights letter.

Section 3.13            Legal Proceedings; Governmental Orders.

(a)            Except as set forth on Section 3.13(a) of the Disclosure Schedules, there are no, and for the past three (3) years prior to the date of this Agreement there have been no, material Actions pending or threatened in writing or, to the Company’s Knowledge, orally against or by the Company or any of its Subsidiaries, or against any officer or director of the Company or any of its Subsidiaries solely to the extent relating to such Person’s duties owed to the Company or any of its Subsidiaries. Except as set forth on Section 3.13(a) of the Disclosure Schedules, the Company or its Subsidiaries have not engaged in any legal action to recover monies due it or for damages sustained by it or them.

(b)            There are no, and for the past three (3) years there have been no, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of its or their properties or assets.

Section 3.14            Compliance with Laws; Permits.

(a)            Except as set forth on Section 3.14(a) of the Disclosure Schedules and as to compliance with Privacy Laws separately addressed in Section 3.11 above, the Company and each of its Subsidiaries is, and for the past three (3) years has been, in material compliance with all Laws applicable to it or its business, properties or assets, and none of the Company or any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of any violations of any Law or Governmental Order.

(b)            Section 3.14(b) of the Disclosure Schedules sets forth all material Permits required for the Company and each of its Subsidiaries to conduct its business or otherwise held by or for the benefit of the Company and each of its Subsidiaries, each of which is valid and in full force and effect, and none of the same will automatically lapse or terminate or require renewal or a new application, as a consequence of the change of control resulting from the consummation of the Transactions. The Company and its Subsidiaries have been in material compliance with all Permits and have not received written or, to the Company’s Knowledge, oral notice of the cancellation, suspension, revocation, invalidation or non-renewal of any Permit. True and complete copies of all material Permits have been made available to Parent by the Company.

Section 3.15            Environmental Matters.

(a)            The Company and its Subsidiaries are in compliance with all Environmental Laws in all material respects and within the past three (3) years have not received any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)            The Company and its Subsidiaries have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries as presently conducted. True and complete copies of all Environmental Permits have been made available to Parent by the Company.

(c)            Within the past three (3) years there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any of its Subsidiaries or any Real Property leased by the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received an Environmental Notice that any Real Property operated or leased in connection with the business of the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Company or any of its Subsidiaries.

(d)            The Company has made available to Parent any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any of its Subsidiaries or any currently operated or leased Real Property which are in the possession or control of the Company or any of its Subsidiaries relating to environmental, health and safety matters.

Section 3.16            Employee Benefit Matters.

(a)            Section 3.16(a) of the Disclosure Schedules contains a true and correct list of each Benefit Plan. “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other written or oral plan, contract, program, fund, or arrangement of any kind, whether or not subject to ERISA, involving direct or indirect compensation or benefits, including insurance coverage, retirement, pension, profit sharing, supplementary retirement, employment, consulting, deferred compensation, incentive, bonus, tax gross-up, employee loan, stock option, restricted stock, stock appreciation right, phantom stock interests, change in control, severance or other termination pay or benefits, salary continuation, retention, vacation, paid time off, health, welfare, disability, retiree medical or life insurance and fringe-benefit in each case, covering one or more Employees or former employees of the Company, its ERISA Affiliates or any Acquired Companies, current or former directors, officers, consultants, or individual independent contractors of the Company, its ERISA Affiliates or any Acquired Companies or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, its ERISA Affiliates or any Acquired Companies, or under which the Company, its ERISA Affiliates or any Acquired Companies has or may have any liability, including indirect or successor liability on account of any ERISA Affiliate or Acquired Company.

(b)            Each Benefit Plan and related trust is and at all times has been established, maintained, funded, operated and administered, and the Company, each of its ERISA Affiliates and each Acquired Company has performed all of its obligations under each Benefit Plan, in accordance in all material respects with its terms and the requirements of all applicable Laws (including ERISA, the Code, and Privacy Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Company’s Knowledge, nothing has occurred and no circumstances exist that could reasonably be expected to cause to give rise to disqualification or loss of Tax-exempt status of any such Qualified Benefit Plan or trust. Further, no circumstances exist which could result in any IRS-required correction or penalties with respect to any Qualified Benefit Plan. The Company, each ERISA Affiliate, and each Acquired Company have complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and applicable Laws. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company, any ERISA Affiliate or Acquired Company to a Tax under Section 4971 of the Code or the assets of the Company, any ERISA Affiliate or Acquired Company to a lien under Section 430(k) of the Code. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Benefit Plan.

(c)            With respect to each Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) each writing that sets forth the terms of each Benefit Plan, including, plan documents, plan amendments, any related trust documents, insurance contracts or other funding arrangements, annual reports and summary annual reports, the current summary plan description and any subsequent summaries of material modifications, and all amendments thereto, (ii) a written description of any Benefit Plan that is not otherwise in writing, (iii) the IRS Form 5500 filed in each of the most recent three plan years with respect to each Benefit Plan, including all schedules thereto, (iv) the three most recent years’ actuarial reports, financial statements and the opinions of independent accountants with respect to each Benefit Plan, (v) all administrative services agreements with respect to each Benefit Plan, (vi) all material correspondence between the Company, any ERISA Affiliate or Acquired Company and the IRS, the U.S. Department of Labor (the “DOL”) or any other Governmental Authority, and (vii) with respect to each Qualified Benefit Plan, the most recent IRS determination letter or opinion letter and the most recent three years’ discrimination testing reports.

(d)            Except as set forth in Section 3.16(d) of the Disclosure Schedules, neither the Company, the Acquired Companies, nor any ERISA Affiliates has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) a pension plan subject to Title IV of ERISA, (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code or (vi) a Benefit Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Neither the Company nor any ERISA Affiliate or Acquired Company has: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (B) engaged in any transaction which would give rise to a liability of the Company, any ERISA Affiliate or Acquired Company under Section 4069 or Section 4212(c) of ERISA.

(e)            Except as set forth in Section 3.16(e) of the Disclosure Schedules and other than as required under COBRA or other applicable Law, and at the sole expense of the participant, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance or any other welfare benefit following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f)            Except as set forth in Section 3.16(f) of the Disclosure Schedules: (i) other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any Benefit Plan or any fiduciary thereof is pending or is threatened in writing or, to Company’s Knowledge, orally, and no event has occurred, or circumstance exists that could reasonably be expected to give rise to any such claim or proceeding; (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority, and (iii) no Qualified Benefit Plan has been subject to a correction under the Employee Plan Compliance Resolution System as described in Revenue Procedure 2021-30 (or any successor Revenue Procedure) and no Benefit Plan has been submitted to the DOL under its voluntary fiduciary correction program.

(g)            Except as set forth in Section 3.16(g) of the Disclosure Schedules, neither the execution of this Agreement or the consummation of the Transactions (either alone or in combination with another event) could: (i) cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Benefit Plan or constitute a “deemed severance” or “deemed termination” under any Benefit Plan otherwise with respect to any Employee or current or former employee, director or former director or consultant, or (ii) limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement.

(h)            Except as set forth in Section 3.16(h) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate or Acquired Company has made or become obligated to make, nor will it or they as a result of the consummation of the Transactions become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof), or subject to excise tax under Section 4999 of the Code, or any corresponding provision of foreign, state or local Law, nor will the Company, any ERISA Affiliate or Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(i)            Each Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects.

(j)            Each Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) has at all times complied in all material respects with the applicable requirements of (i) the health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the regulations and guidance issued thereunder, (ii) the Consolidated Appropriations Act, 2021, including all regulations and guidance issued thereunder and (iii) the CARES Act, the Families First Coronavirus Response Act and the Coronavirus Response and Relief Supplemental Appropriations Act of 2021, including all regulations and guidance issued thereunder, and any other applicable COVID-19 pandemic response measures taken by a Governmental Authority.

(k)            Neither the Company nor any ERISA Affiliate or Acquired Company is or has been a member of an affiliated service group within the meaning of Section 414(m) of the Code. Nor is any individual a leased employee within the meaning of Section 414(n) of the Code with respect to the Company, any ERISA Affiliate or Acquired Company.

Section 3.17            Employment Matters.

(a)            Section 3.17(a) of the Disclosure Schedules sets forth a true, correct, and complete list of all (i) employees of the Company and its Subsidiaries, and (ii) independent contractors (other than those employed or retained by third-party corporate entities) and consultants of the Company and its Subsidiaries, showing employing entity, job title, date of hire, whether paid on an hourly basis or salary basis, hourly rate or salary (as the case may be) or other basis of compensation, annual bonus payments made in the last fiscal year, full-time or part-time status, exempt or non-exempt status, paid-time-off accrued as of the date hereof, and job function or scope of duty. Except as set forth on Section 3.17(a) of the Disclosure Schedule, each employee is terminable at-will and each employee and independent contractor/consultant may be terminated without notice and without penalty. To the Company’s Knowledge, as of the date of this Agreement, no director, officer, or other key employee of the Company or its Subsidiaries intends to terminate or materially alter the terms or nature of his or her employment relationship with the Company.

(b)            The Company and its Subsidiaries are not a party to, or bound by, any collective bargaining or other agreement with a labor union or labor organization representing any of its Employees, nor are any currently being negotiated. No Employee is represented by any labor organization with respect to such Employee’s employment with the Company or its Subsidiaries. No union, labor organization, or group of employees of the Company and its Subsidiaries (“Labor Organization”) has made a demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board. For the past three (3) years, to the Company’s Knowledge, there has been no organizing activity involving the Company or its Subsidiaries pending or threatened by any Labor Organization. For the past three (3) years, there have been no strikes, work stoppages, walkouts, slowdowns, lockouts, picketing sessions, handbilling, or other material labor disputes pending or threatened against or involving the Company or its Subsidiaries concerning any employee or Labor Organization. In the past three (3) years there have been no unfair labor practice charges or grievances arising under any collective bargaining or other agreement by or on behalf of any Labor Organization or employee or former employee of the Company or its Subsidiaries against the Company. Neither the Company nor its Subsidiaries is or has been a party to an agreement with a union or other labor organization that requires it to (1) remain neutral with respect to, or support, a union or labor organization’s efforts to organize any part of the Company’s or its Subsidiaries’ workforce, (2) waive its right to a secret ballot election on the issue of union representation of its workforce, (3) recognize a union upon a showing of a certain number of union authorization cards, (4) refrain from engaging in speech that is not favorable to a union during an organization drive, or (5) permit union access to its property for purposes of union organization.

(c)            The Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws pertaining to employment and employment practices and terms and conditions of employment, including, without limitation, equal employment opportunity, nondiscrimination, nonretaliation, workplace accommodations, occupational safety and health, and immigration. The Company and its Subsidiaries are and have been for the past three (3) years in material compliance with all applicable Laws pertaining to the payment of wages, minimum wage and overtime compensation, including, without limitation, the classification and payment of employees under the Fair Labor Standards Act and similar state laws. The Company and its Subsidiaries are and have been for the past three (3) years in material compliance with all applicable Laws pertaining to the engagement, classification, payment, and termination of independent contractors or consultants. The Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, separation payments, fees, expense reimbursements and other compensation that has come due and payable to its current and former employees and independent contractors under applicable Law, contract or any policies of the Company or its Subsidiaries. There are no Actions against the Company or its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, in connection with any employment or employment practice of the Company or its Subsidiaries, including, without limitation, related to (i) the employment or termination of any current or former employee of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, overtime or minimum wage compensation, employee classification, equal pay or any other employment related matter arising under applicable Laws; (ii) the failure to employ any individual by the Company; or (iii) the engagements, classification, payment, or termination of independent contractors or consultants. The Company has not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as independent contractors, or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws. To the Knowledge of the Company, it has not engaged in any unlawful labor or employment practices.

(d)            No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects the ability of the Company or its Subsidiaries to manage its employees, service providers, or job applicants.

(e)            During the last three (3) years: (i) there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or its Subsidiaries; (ii) the Company and its Subsidiaries have not been affected by any transaction that would trigger the application of the WARN Act; and (iii) the Company and its Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or similar state or local laws. The Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with the WARN Act and have no plans to undertake any actions that would trigger the WARN Act.

(f)            The current employees of the Company and its Subsidiaries who work in the United States are authorized and have provided sufficient documentation of such to work in the United States. The Company’s and its Subsidiaries’ current and former employees have completed Form I-9 (Employment Eligibility Verification) in compliance with applicable Law, and the Company and its Subsidiaries have retained such forms in accordance with applicable Law. For each Form I-9, an authorized representative of the Company and/or the respective Subsidiary has reviewed the original documentation relating to the identity and employment authorization of the employee in compliance with applicable Law and such documentation appeared, to such representative, to be genuine on its face and to relate to the employee presenting such documentation. The Company and its Subsidiaries have never been notified of any pending or threatened investigation by any branch or department of Department of Homeland Security, U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company or its Subsidiaries, and the Company and its Subsidiaries have never received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(g)            Section 3.17(g) of the Disclosure Schedules sets forth a list of all employees of the Company and its Subsidiaries who have temporary authorization to work in the U.S. pursuant to a non-immigrant status (including but not limited to H-1B, TN, L-1, O-1, DACA, TPS). All employees of the Company and its Subsidiaries whose work authorization is an employer sponsored status (such as H-1B or TN) have valid status and the Company has complied with all employer obligations. All employees of the Company and its Subsidiaries who hold H-1B status have been paid the required wage for the type of work they have been doing in the geographical area where they have worked and the Company or its Subsidiaries employing the H-1B workers have amended the H-1B petitions when employees have had material changes to their employment such as a change in occupation or a change in geographical worksite.

(h)            The Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws governing participation in E-Verify. To the extent the Company and its Subsidiaries have not used E-Verify to confirm the eligibility of their employees to work in the United States, the Company and its Subsidiaries have otherwise confirmed the eligibility of their employees who have provided services to work in the United States.

(i)            If the Company and its Subsidiaries place workers employed by third parties at client sites or otherwise use the services of workers employed by third parties, the Company and its Subsidiaries have contractual terms in place requiring those third party employers to fully comply with all applicable U.S. immigration Laws, including but not limited to the Immigration Reform and Control Act, the Immigration and Nationality Act, and the regulations promulgated thereunder governing employment eligibility verification, E-Verify, and employer-sponsored work visas.

(j)            In the past three (3) years, no allegations of sexual harassment, sexual assault or sexual misconduct have been made against any current or former officer, executive, supervisor, or manager of the Company or its Subsidiaries in connection with their employment with the Company or its Subsidiaries, and the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment, sexual assault or sexual misconduct by an officer, executive or supervisor of the Company or its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment, sexual assault and sexual misconduct allegations of, or against, any employee of the Company. The Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit. The Company and its Subsidiaries have not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any liability arising from such allegations. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to anti-sexual harassment training for its employees.

(k)            The Company and its Subsidiaries have complied in all material respects with all applicable employment-related contracts to which they are a party or by which they are bound and, to the Knowledge of the Company, no current or former employee of the Company or its Subsidiaries is in breach of any employment-related contract between such employee and the Company or its Subsidiary. To the Knowledge of the Company, (i) no officer, director, manager, executive, employee, independent contractor or consultant of the Company and/or any of its Subsidiaries is party to or bound by any confidentiality, noncompetition, nonsolicitation, nondisclosure, proprietary rights or similar agreement that could or will materially restrict or adversely affect such person in the performance of his or her employment duties and/or services or the ability of the Company or its Subsidiaries to conduct its business.

Section 3.18            Taxes.

(a)            Except as set forth in Section 3.18 of the Disclosure Schedules:

(i)            The Company and its Subsidiaries have timely filed (taking into account any valid extensions) all Tax Returns required to be filed under applicable Laws, and each such Tax Return is true, complete and correct in all material respects. All Taxes due and payable by the Company or any of its Subsidiaries (whether nor not shown or required to be shown on any Tax Return) have been paid in full (or adequate reserves have been established therefor in accordance with GAAP). No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The time for filing any Tax Return by the Company or any of its Subsidiaries has not been extended to a date later than the Closing Date other than extensions obtained in the Ordinary Course of Business.

(ii)           The Company and its Subsidiaries has withheld from its current or former employees, independent contractors, agents, nonresident, stockholders, equityholders, creditors, or other third parties, and timely paid to the appropriate Governmental Authority, all Tax amounts required to be withheld or collected under applicable Law. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority that it is in violation (or with notice that it will be in violation) of any applicable Laws relating to the withholding of Taxes from its current or former employees, independent contractors, agents, nonresident, stockholders, equityholders, creditors, or other third parties and payment of such withholdings to the appropriate Governmental Authority. The Company and its Subsidiaries have properly characterized individuals as either employees or independent contractors for Tax purposes and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority disputing such classification.

(iii)          Each of the Company and its Subsidiaries has collected all sales, use, ad valorem, value-added, goods and services and other similar Taxes required to be collected with respect to sales or leases made or services provided to its customers, and has remitted such amounts to the appropriate Governmental Authority as required by applicable Laws or has been furnished properly completed exemption certificates or other documentation to the extent such Taxes have not been collected.

(iv)          In each case, (a) no U.S. or other federal, state, local or foreign Tax audits or other Tax Actions have been conducted, nor (b) has the Company or any of its Subsidiaries received any (i) written notice from any Governmental Authority that any such Tax audit or other Tax Action is pending, or to the Company’s Knowledge, threatened or contemplated, (ii) written request for information related to Tax matters to which a response has not been provided, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries with respect to any Taxes due from, or any Tax Return filed or required to be filed by, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency which remains in effect. The Securityholders’ Representative has delivered to Parent accurate and complete copies of all examination reports issued by a Governmental Authority, and statements of deficiencies, in each case issued by a Governmental Authority and assessed against or agreed to by the Company or any of its Subsidiaries with respect to Taxes.

(v)            All Tax deficiencies that have been claimed, proposed or asserted, in each case in writing, against the Company or any of its Subsidiaries by a Governmental Authority have been fully paid, finally settled, or otherwise resolved.

(vi)           Neither the Company nor any Subsidiary is a party to or bound by any written Tax sharing agreement or similar written Contract (other than a commercial agreement not primarily related to Taxes) with respect to Taxes, and, after the Closing Date, neither the Company nor any of its Subsidiary will be bound by any such written Tax sharing agreement or similar written Contract in effect prior to the Closing or have any liability thereunder for any amounts due in respect of any Pre-Closing Tax Period.

(vii)         Neither the Company nor any of its Subsidiaries is, or has ever been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii)        None of the Company’s Subsidiaries is, nor has at any time been, a “passive foreign investment company” within the meaning of Section 1297 of the Code, a “controlled foreign corporation” (as defined in Section 957 of the Code), or other entity (other than an entity that is treated as being disregarded as separate from its owner for federal income tax purposes) the income of which is or could be required to be included in the income of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has included in gross income any amounts of “Subpart F income” within the meaning of Section 951 of the Code or any amounts of “global intangible low-taxed income” within the meaning of Section 951A of the Code. Neither the Company nor any of its Subsidiaries was a deferred foreign income corporation as defined in Section 965(d)(1) of the Code. Neither the Company nor any of its Subsidiaries has any outstanding liability for Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code.

(ix)           There are no Encumbrances upon the interests in, or any properties or assets of, the Company or any of its Subsidiaries arising from any failure or alleged (by a Governmental Authority) failure to pay any Tax, other than Permitted Encumbrances.

(x)            Neither the Company nor any of its Subsidiaries, nor Parent, nor any of its Affiliates will be required to include any item of income in, or exclude any deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of Tax accounting (whether pursuant to Section 481 of the Code or any similar provision of state, local or foreign applicable Law, or otherwise), or use of an improper method of Tax accounting, for a period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) effected prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law) in existence prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount or deferred revenue received on or prior to the Closing Date; (vi) any adjustments under Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (vi) other action taken prior to the Closing out of the Ordinary Course of Business for the purpose of deferring a Tax from a period prior to the Closing Date to a period following the Closing Date.

(xi)           Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or Section 361 of the Code.

(xii)          Neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Authority, (ii) has had (or currently has) an office or fixed place of business in any country other than the country of its organization, or has ever been (or currently is) subject to Tax in a jurisdiction outside the country of its organization, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iv) has not been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than a group the common parent of which is the Company), (v) does not have any liability for any unpaid Taxes of any other Person pursuant to Treasury Regulations Sections 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by assumption, by Contract, or by operation of Law (other than a group the common parent of which is the Company), (vi) has not engaged in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), or a “tax shelter” within the meaning of Section 6662 of the Code, or (vii) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(xiii)        For U.S. federal income Tax purposes, each of the Company and its Subsidiaries other than Mortgage Contracting Services LLC, MCS Five Brothers LLC and GIS Field Services, LLC has been treated as a corporation under subchapter C of the Code since its respective date of formation. Each of Mortgage Contracting Services LLC, MCS Five Brothers LLC and GIS Field Services, LLC has been treated as a disregarded entity under Treasury Regulation Sections 301.7701-3(b)(1)(ii) since formation.

(xiv)        Neither the Company nor any of its Subsidiaries are subject to Tax in any country other than the United States by virtue of having an office or other place of business or having engaged in a trade or business or branch operations in such non-U.S. country.

(xv)         Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred any intangible assets, the transfer of which would be subject to the rules of Section 367(d) of Code.

(xvi)        Neither the Company nor any of its Subsidiaries has claimed any Tax credit under Section 2301 of the CARES Act, including Sections 7001 through 7005 of the Families First Coronavirus Response Act.

(xvii)       The Company and all of its Subsidiaries have complied with all applicable Laws relating to transfer pricing.  All transactions between the Company, any of its Subsidiaries, and any related party have been on arm’s length terms in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law.

(b)            For purposes of this Section 3.18, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any of its Subsidiaries.

(c)            List of Jurisdictions. Schedule 3.18(c) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed is properly payable by the Company or any of its Subsidiaries in connection with the ownership or use of the assets of the Company and any of its Subsidiaries or the conduct of their business.

Section 3.19            Major Customers and Material Vendors.Section 3.19(a) of the Disclosure Schedules sets forth a true, correct and complete list of the top twenty (20) customers of the Company and its Subsidiaries (collectively, “Major Customers”), as measured by the dollar amount of the aggregate revenue generated by each such Major Customer for each of (A) the 2024 calendar year and (B) the 2025 year to date as of September 30, 2025, and the amount of revenue for each Major Customer during such periods. Except as set forth in Section 3.19(a) of the Disclosure Schedules, (i) no Major Customer has terminated or materially reduced its relationship with the Company or any of its Subsidiaries and the Company or any of its Subsidiaries has not received any written or, to the Company’s Knowledge, oral notice that any Major Customer intends to cease after the date hereof, to use the Company or any of its Subsidiaries’ goods or services or to otherwise terminate its relationship with the Company or any of its Subsidiaries, (ii) no Major Customer has refused to pay any material amount due to the Company or any of its Subsidiaries, (iii) no Major Customer has indicated that it desires or intends to effect a material change in the Contract that would reduce the profit margin that the Company or any of its Subsidiaries is expected to achieve on such Contract or otherwise change the material terms of such Contract, and (iv) during the past three (3) years there has been no Action pending or threatened in writing or, to the Company’s Knowledge, orally by or against the Company or any of its Subsidiaries to or by any Major Customer.

(b)            Section 3.19(b) of the Disclosure Schedules sets forth a true, correct and complete list of the top twenty (20) suppliers of materials, products or services of the Company for the 2024 calendar year and the 2025 year to date as of September 30, 2025, including the Company’s and its Subsidiaries’ aggregate purchases therefrom during each such period, as measured by the aggregate purchases made by the Company and its Subsidiaries from such vendors during such periods (the “Major Vendors”). None of the Major Vendors has cancelled, terminated or otherwise materially altered its relationship with the Company and none of the Major Vendors has threatened in writing or, to the Company’s Knowledge, orally to, cancel, terminate or otherwise materially alter its relationship with the Company and/or its Subsidiaries. There is no dispute between the Company and any Major Vendor and, to the Company’s Knowledge, no Major Vendor intends to terminate or materially limit or reduce its business relations with the Company and its Subsidiaries or otherwise materially change its business relationship with the Company and its Subsidiaries.

Section 3.20            Brokers. Except for Macquarie Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21            Certain Payments.

(a)            Neither the Company or any of its Subsidiaries nor any of its or their equityholders, investors, directors, managers, officers, employees, or, to the Company’s Knowledge, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries has directly or indirectly (i) made, offered, paid, received, accepted or promised to make, offer, pay, receive or accept any contribution, gift, bribe, rebate, payoff, influence payment, kickback loan or transfer of any other thing of value, including any reward, advantage or benefit of any kind, or any contribution, gift, entertainment, or other expenditure to any Person, private or public, regardless of form, whether in money, property or services, in each case in violation of the Anti-Corruption and Anti-Money Laundering Laws, (ii) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been accurately recorded in the books and records of the Company or its Subsidiaries, (iii) established or maintained any unlawful fund of corporate monies or other properties, or (iv) otherwise violated the Anti-Corruption and Anti-Money Laundering Laws.

(b)            The Company and each of its Subsidiaries are not (nor are any of its or their directors (or equivalent), managers, officers, employees, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries) a Governmental Authority or instrumentality of a Governmental Authority. None of the Company or any of its Subsidiaries (nor have any of its or their directors (or equivalent), managers, officers, employees, or to the Company’s Knowledge, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries) been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority, made any voluntary disclosure, or been assessed any fine or penalty related to or under the Anti-Corruption and Anti-Money Laundering Laws, and, to the Company’s Knowledge, no such investigation, review, audit, inquiry, disclosure, fine or penalty is pending or threatened.

Section 3.22            Bank Accounts; Powers of Attorney. Section 3.22 of the Disclosure Schedules sets forth a true, correct and complete list of the names and locations of all banks in which the Company or any of its Subsidiaries has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. Except for the executive officers of the Company or any of its Subsidiaries set forth on Section 3.22 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

Section 3.23            Related Party Transactions. Except as set forth on Section 3.23 of the Disclosure Schedules, none of the Securityholders, including without limitation the Principal Stockholders and holders of Preferred Stock, or any officer or director of the Company (each, a “Related Party”) is currently, or during the three (3) years prior to the date hereof, has been a party, to any transaction or agreement with the Company or any of its Subsidiaries or has any interest in any material assets, properties or rights that are required for or used by the Company or any of its Subsidiaries in connection with the conduct of its business, excluding any of the foregoing relating to ownership of the Company Shares and Options, or employment by the Company or any of its Subsidiaries.

Section 3.24            No Claim. Except as set forth on Section 3.24 of the Disclosure Schedules, no employee, manager, officer or director of the Company or any of its Subsidiaries, any Securityholder or any of their Affiliates has any claim of any kind against the Company or any of its Subsidiaries, except in the case of any actual employee of the Company or any of its Subsidiaries for accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business, substantially consistent with past practice and which are set forth with particularity in Section 3.24 of the Disclosure Schedules.

Section 3.25            Government Contracts. Each Government Contract in which the Company and/or any of its Subsidiaries participates: (1) was legally awarded to the Company and/or its applicable Subsidiary, (2) is a valid, binding and legally enforceable obligation of the Company and/or its applicable Subsidiary, and (3) is in full force and effect as to the Company and/or its applicable Subsidiary. No Government Contract awarded to the Company and/or its applicable Subsidiary is currently the subject of a bid protest or award protest proceeding. With respect to the Company’s and/or its applicable Subsidiary’s participation in a Government Contract to which the Company and/or its applicable Subsidiary is or, during the past three (3) years preceding the Closing Date, has been a party:

(a)            (i) the Company and/or its applicable Subsidiary has complied in all material respects with all terms and conditions of such Government Contract; (ii) the Company and/or its applicable Subsidiary complied in all material respects with all requirements of applicable Law; (iii) all the Company’s and/or its applicable Subsidiary’s representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date, (iv) the Company and/or its applicable Subsidiary complied in all material respects with all of its representations and certifications, and (v) the Company and/or its applicable Subsidiary has maintained sufficient records to demonstrate its compliance with the terms and conditions of each Government Contract; and

(b)            (i) no reasonable basis exists that could give rise to a material claim by a Governmental Authority against the Company and/or its applicable Subsidiary for (x) fraud (as such concept is defined under the laws applicable to the Governmental Contract) or (y) false statements or false claims in connection with any Government Contract, and (ii) to the Company’s Knowledge, no facts exist that are reasonably likely to lead to the institution of an investigation or audit of the Company and/or its applicable Subsidiary by a Governmental Authority related to its performance of any Governmental Contract to which the Company and/or its applicable Subsidiary is or has been a party. Neither the Company and/or its applicable Subsidiary nor any of its respective directors or officers has been suspended or debarred or proposed for suspension or debarment by a Governmental Authority and have not been subject to a finding of non-responsibility or ineligibility for contracting with the Governmental Authority; and

(c)            neither any Governmental Authority nor any other Person has notified the Company and/or its applicable Subsidiary, in writing, or, to the Company’s Knowledge, orally, that the Company and/or its applicable Subsidiary has, or may have, breached or violated in any material respect any applicable Law, certification, representation, clause, provision or requirement pertaining to the Company’s and/or its applicable Subsidiary’s performance of a Government Contract. During the prior three (3) years, the Company and/or its applicable Subsidiary has not received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract.

Section 3.26            No Other Representations and Warranties; Disclaimer. Except as expressly set forth in this Article III (as modified by the Disclosure Schedules) or in any Company Ancillary Agreement, neither the Company, its Subsidiaries, nor any of their respective equityholders, Affiliates, officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, neither the Company, its Subsidiaries nor any of their respective equityholders, Affiliates, officers, directors, managers, employees or representatives (a) shall be deemed to make, or have made, to Parent or Merger Sub any representation or warranty other than as expressly made by the Company in this Article III (as modified by the Disclosure Schedule) or in any Company Ancillary Agreement and (b) makes any representation or warranty to Parent or Merger Sub with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Parent or Merger Sub or their counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company and the Subsidiaries, or (ii) except as expressly covered by a representation and warranty contained in this Article III (as modified by the Disclosure Schedule) or in any Company Ancillary Agreement, any other information or documents (financial or otherwise) made available to Parent or Merger Sub or its counsel, accountants or advisors with respect to the Company or the Subsidiaries.

Article IV
Representations and Warranties of Parent and Merger Sub

Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01            Organization and Authority of Parent. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite company action on the part of Parent. This Agreement and each of the Ancillary Agreements to which Parent is (or with respect to Ancillary Agreements to be entered into at Closing, will be) a party (collectively, “Parent Ancillary Agreements”) has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Company and its Subsidiaries, Securityholders’ Representative or any other Persons that are party hereto and thereto or bound hereby or thereby) this Agreement and each of the Parent Ancillary Agreements constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent has all requisite power and authority to execute and deliver this Agreement and each of the Parent Ancillary Agreements to which it is (or with respect to the Parent Ancillary Agreements to be entered into at Closing, will be) party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

Section 4.02            Organization and Authority of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Merger Sub has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance by Merger Sub of its obligations hereunder and thereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement and each of the Ancillary Agreements to which Merger Sub is (or with respect to Ancillary Agreements to be entered into at Closing, will be) a party (collectively, “Merger Sub Ancillary Agreements”) has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by Company and its Subsidiaries, Securityholders’ Representative or any other Persons that are party hereto and thereto or bound hereby or thereby) this Agreement and each of the Merger Sub Ancillary Agreements constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Merger Sub Ancillary Agreements to which it is (or with respect to the Merger Sub Ancillary Agreements to be entered into at Closing, will be) party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

Section 4.03            No Conflicts; Consents. The execution, delivery and performance by Merger Sub and Parent of this Agreement and the Parent Ancillary Agreements to which Parent is a party, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of their Organizational Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Merger Sub or Parent; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Merger Sub, or Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices as were obtained by Parent prior to Closing.

Section 4.04            Investment Purpose. Parent is accepting and acquiring the Company Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any public distribution thereof. Parent acknowledges that none of the Company Shares is registered under the Securities Act, or any state securities laws, and that the Company Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws.

Section 4.05            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 4.06            Sufficiency of Funds. At time of Closing, Parent shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the Transactions.

Section 4.07            Solvency. Assuming (i) that the representations and warranties in Article III (as modified by the Disclosure Schedules) or in any Company Ancillary Agreement are true and correct, (ii) the performance and compliance in all respects by the Company, the Securityholders’ Representative and Stockholders of their respective obligations hereunder, (iii) that immediately prior to giving effect to the Transactions, each of the Company and its Subsidiaries is solvent, (iv) any estimates, projections or forecasts of the Company and/or its Subsidiaries made available to Parent prior to the execution and delivery of this Agreement have been prepared based upon assumptions of the management of the Company and/or its Subsidiaries that were, at the time made, and continue to be, reasonable, and (v) the satisfaction of the conditions in Article VI, immediately after giving effect to the Transactions, the Company shall, at Closing, be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a present fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have an unreasonably small amount of capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent and its subsidiaries, including the Company. In connection with the Transactions, Parent has not incurred, and has no current plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.08            Legal Proceedings. There are no Actions pending or, to Parent’s actual knowledge, threatened against or by any member of the Parent Group and their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 4.09            Parent Acknowledgment; No Other Representations or Warranties.(a)            In connection with entering into this Agreement and each Ancillary Agreement and consummating the Transaction, without limiting Parent’s right to rely on the representations and warranties set forth in this Agreement, Parent hereby acknowledges and agrees, and represents and warrants, on behalf of itself and its Affiliates (including, following the Closing, the Company and each of its Subsidiaries) that, as of the date hereof and as of the Closing:

(b)            Parent and its Affiliates and Representatives have been permitted access to all books, records (including Tax Returns and other Tax records), Contracts, facilities, properties, and assets of the Company and its Subsidiaries that Parent and its Affiliates and Representatives have desired or requested to see or review, and Parent and its Affiliates and Representatives have had an opportunity to meet with all officers, knowledgeable employees and other Representatives of the Company and its Subsidiaries that Parent and its Affiliates and Representatives have desired or requested in order to discuss the respective businesses of the Company and its Subsidiaries. Parent confirms that it and its Representatives have made an independent investigation, analysis and evaluation of the Company, its Subsidiaries and their respective businesses.

(c)            None of the Securityholders’ Representative, the Securityholders, the Company, its Subsidiaries, any Affiliate of any of the foregoing, or any Representative of any of the foregoing (collectively, the “Covered Persons”) has acted as a fiduciary or financial or investment adviser to Parent. None of the Covered Persons has made, or shall be deemed to have made, to Parent or to any other Person (and Parent is not relying (for purposes of entering into this Agreement or otherwise) upon) any representation or warranty, whether express or implied, whether written or oral, and whether at law or in equity, as to this Agreement, the Ancillary Agreements, the Transaction, the Company, its Subsidiaries, their respective assets and liabilities, or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its Representatives (including in any virtual dataroom, confidential information memorandum, or meetings with the Company’s management or the Securityholders’ Representative), in each case, other than the express representations and warranties made by the Company in this Agreement or in any Ancillary Agreement. None of the Covered Persons has given Parent (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of this Agreement or any Ancillary Agreement. Parent has consulted with its own legal, regulatory, tax, business, investment, financial, accounting, and other advisers to the extent that it has deemed necessary, and Parent has made its own decisions with respect to entering into this Agreement based upon its own judgment, reliance on the express representations and warranties made by the Company in this Agreement or in any Ancillary Agreement, and upon any advice from such advisers it has deemed necessary and not upon any view expressed by the Securityholders, the Company (except with respect such views that are express representations and warranties made by the Company in this Agreement or in any Ancillary Agreement) or any of its Subsidiaries. Parent is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Ancillary Agreement.

(d)            In connection with Parent’s investigation of the Company and its Subsidiaries, Parent has received from the Company or its Representatives, as the case may be, certain projections, estimates and other forecasts and certain business plan information. Without limiting the generality of this Section 4.09, Parent acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it, and any use of or reliance by Parent on such projections, estimates and other forecasts and plans shall be at its sole risk, and, without limiting any other provisions herein, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges, agrees and confirms that none of the Covered Persons makes or shall be deemed to have made any representation or warranty to Parent, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans. Without limiting the express representations and warranties specifically included int his Agreement or in any Ancillary Agreement, none of the Covered Persons shall have or be subject to any liability to Parent resulting from the distribution to Parent or its Representatives, or Parent’s use of, any information or documents, including any confidential memoranda distributed on behalf of the Company or Securityholders relating to the Company’s and its Subsidiaries’ businesses, or any other document or information provided to Parent or its Representatives in connection with the Transaction (including in a virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or otherwise).

Article V
Covenants

Section 5.01            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as permitted or required by this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiaries to) conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business consistent with prior practice and in compliance with applicable Law. From the date hereof until the Closing Date, except as consented to in writing by Parent (which consent, shall not be unreasonably withheld, conditioned or delayed), the Company shall not (and the Company shall cause the Subsidiaries of the Company not to) take (or fail to take) any actions or otherwise cause or allow any changes, events or conditions to occur, which, if taken or occurring between the Balance Sheet Date and the date of this Agreement, would have been required to be disclosed pursuant to Section 3.07.

Section 5.02            Access to Information. From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries to: (a) afford Parent and its Representatives reasonable access to the books and records, contracts, agreements and other documents and data related to the Company and its Subsidiaries exclusive of any privileged communication; and (b) timely furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request, including, without limitation, any information with respect to the Company and/or its Subsidiaries that may be required with any filing made by Parent or its Affiliate to a Governmental Authority (e.g., a Form 8-K) in connection with the transactions contemplated by this Agreement. All requests by Parent for access pursuant to clause (a) above shall be submitted or directed exclusively to the Company and its Subsidiaries or such other individuals as Company and its Subsidiaries may designate in writing from time to time.

Section 5.03            Consents and Filings; Reasonable Efforts.

(a)            Promptly following the execution of this Agreement, and no later than the earliest date authorized by the Company’s Organizational Documents or applicable Law, the Company shall hold a special shareholder meeting (or effect a written consent of the Stockholders, as the case may be). Promptly upon holding such meeting (or execution of such consent), and no later than two (2) Business Days therefrom, the Securityholders’ Representative shall deliver to Parent such Stockholder Approval.

(b)            Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the Transactions, including with respect to KYC certification by the Paying Agent (whether or not such approvals, consents, registrations, Permits, authorizations and other confirmations are conditions to the consummation of the Transactions) and (iii) the execution and delivery of any additional documents, instruments, conveyances and assurances reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, that in no event shall Parent be required to pay any fee, penalty or other consideration to obtain any consent required under any Contract for the consummation of the Transactions.

(c)            In furtherance and not in limitation of the foregoing, if applicable, each of the Company and Parent will make or to cause its ultimate parent entity (as such term is defined in the HSR Act) to make such filings as may be required by the HSR Act with respect to the Transactions as soon as reasonably practicable after the date hereof, but in no event later than five (5) Business Days after the date hereof, and, if available at the time of filing, shall simultaneously file therewith a request for early termination of the applicable waiting period under the HSR Act. Thereafter, the Company and Parent will as promptly as practicable respond to any requests for additional information and documentary material from any Governmental Authority under the HSR Act concerning the Transactions. Without limiting the foregoing, the Company and Parent will cooperate to have the applicable HSR Act waiting period expire on or before the Outside Date.

(d)            Each of the Company and Parent shall, or shall cause their respective counsel to, furnish the other Party with such necessary information and reasonable assistance and cooperation as the other Party may reasonably request in connection with obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions, including with respect to the preparation of necessary filings or submissions. Each of the Company and Parent shall, or shall cause their respective counsel to, supply to the other Party copies of all correspondence, filings or written communications by or to such Party or its Affiliates and any Governmental Authority or staff members thereof, with respect to the Transactions, except for the HSR Notification and Report Form (which shall be provided in the event any Governmental Authority issues a request for additional information and documentary material under the HSR Act, provided the Company and Parent enter into a mutually acceptable joint defense agreement); provided, that materials may be provided on an “Outside Antitrust Counsel Only” basis or redacted to remove references concerning valuation, documents or information that reveal any Party’s negotiating objectives, strategies or purchase price expectations and documents or information covered by the attorney-client, work product or other similar privilege or other confidentiality concerns. To the extent not prohibited by such Governmental Authority, the Company and Parent will (i) give each other reasonable advance notice of all meetings, discussions and communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions, (ii) not participate independently in any such meeting, discussion or communication without first giving the other Party (or the other Party’s outside counsel), to the extent permitted by such Governmental Authority, an opportunity to attend and participate in such meeting, discussion or communication (which, at the request of either the Company or Parent, will be limited to outside antitrust counsel only), (iii) give the other Party reasonable advance notice of all oral communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions, (iv) if any Governmental Authority initiates an oral communication regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions, to the extent permitted by such Governmental Authority, provide an opportunity for the other Party to participate in such communication to the extent practicable and, if such Party cannot participate, promptly notify the other Party of the content and substance of such communication, (v) consult with each other prior to taking any material substantive position or in any written submission to, or in any meeting, discussion or communication with, any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions, and (vi) provide each other with a reasonable advance opportunity to review, discuss and comment upon, and consider in good faith (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) the views of the other Party in connection with, all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and other materials made or submitted by or on behalf of any Party relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions) with a Governmental Authority regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the Transactions; provided, however, that each Party will be solely responsible for the final content of any substantive oral or written communications of such Party with any applicable Governmental Authority. The Parties shall jointly determine all tactics and strategies relating to their compliance with this Section 5.03 and obtaining the termination or expiration of any applicable HSR Act waiting period, subject to each Party undertaking good faith consultations with and considering in good faith the views of the other Party into account. Notwithstanding any provision of this Section 5.03, no Party shall be required to provide the other Party with documents and information regarding the value of the Transactions contemplated herein, or subject to the attorney-client privilege, work product doctrine or other similar privilege or confidentiality concerns absent entering into a mutually acceptable joint defense agreement.

(e)            Notwithstanding the foregoing, nothing contained in this Section 5.03 shall be construed so as to require the Parent or the Company, or any of their respective Subsidiaries or Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets, properties or businesses (or to discuss, agree or commit to any of the foregoing), (ii) enter into any consent decree, Governmental Order or agreement with any Governmental Authority or other Person that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of the Parent to own, operate or retain all or any portion of the Company’s operations from and after the Closing or all or any portion of the Parent’s assets, properties or businesses or the Parent’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement, (iii) contest, resist or defend any Action instituted (or threatened to be instituted) by any Governmental Authority or Person challenging this Agreement or the transactions contemplated by this Agreement or (iv) have vacated, lifted, reversed or overturned any decree, injunction or other Governmental Order (whether temporary, preliminary or permanent) or any Law that is effect and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. The obligations of each Party under this Section 5.03 to use commercially reasonable efforts, as applicable, shall be limited to compliance with the reporting provisions of the HSR Act, substantial compliance with a Request for Additional Information and Documentary Material and any other applicable antitrust Laws and with its express obligations under Section 5.03.

(f)            The Parent and the Company shall each pay fifty percent (50%) of all statutory filing fees associated with filings under the HSR Act, which such obligation, notwithstanding anything to the contrary herein, shall survive termination of this Agreement pursuant to Article VIII.

(g)            The Company shall use its commercially reasonable efforts to (i) assist with Parent’s preparation of pro forma financial statements that comply with the rules and regulations of the United States Securities and Exchange Commission (including the requirements of Regulation S-X), (ii) provide information reasonably requested by Parent or its Representatives that is in the Company’s possession or is prepared by or on behalf of the Company or its Subsidiaries in the Ordinary Course of Business, including financial information for periods subsequent to those delivered under Section 3.05 and prior to the Closing to the extent reasonably required to be included in such Form 8-K and (iii) provide and make reasonably available, upon reasonable notice and during regular business hours, the appropriate employees of the Company and the Subsidiaries, and/or Representatives of the independent auditors thereof, to discuss the materials prepared and delivered pursuant to this Section 5.03(g).

Section 5.04            No Solicitation. From the date of this Agreement until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Article VIII none of the Company or any of its Subsidiaries shall take, nor shall any of the Company or any of its Subsidiaries permit any of their respective Representatives to take (directly or indirectly), any of the following actions with any Person other than Parent: (i) solicit, entertain, initiate, facilitate or knowingly encourage any proposal or offer from, or participate or engage in or conduct any discussion or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Competing Transaction for the Company or any of its Subsidiaries, (ii) provide any information with respect to the Company or any of its Subsidiaries to any Person other than Parent, relating to (or which the Company or any of its Subsidiaries reasonably believes would be used for the purpose of formulating) an offer or proposal with respect to, or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Competing Transaction, (iii) approve or agree to or enter into an agreement with any Person other than Parent providing for a Competing Transaction, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Competing Transaction other than the Transactions or (v) authorize or permit the Company or any of its Subsidiaries’ Representatives to take any such action. The Company shall promptly notify Parent after receipt, and in any event within two (2) Business days following such receipt, by the Company, any of its Subsidiaries or their respective Representatives of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that informs or has informed the Company or any of its Subsidiaries that it is considering making or has made such a proposal or inquiry. Each of the Company and its Subsidiaries shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

Section 5.05            Section 280G. As soon as practicable after the execution of this Agreement, the Company shall (i) use commercially reasonable efforts to obtain and, upon obtaining, and in no event later than seven Business Days prior to the Closing, deliver to Parent waivers, in form and substance reasonably satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment (as defined below) (each, a “Section 280G Waiver”), which determination shall be made by the Company and shall be subject to review and the reasonable approval by Parent, and (ii) after obtaining all such Section 280G Waivers, in no event later than seven business days prior to Closing, solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments or benefits provided that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval (the “Section 280G Approval”) shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to Closing, the Company shall deliver to Parent evidence satisfactory to Parent that (i) a stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote, or (ii) that the Section 280G Approval was not obtained, and as a consequence, because each Person who otherwise might receive any payments or benefits in connection with the Transactions that constitute “parachute payments” within the meaning of Section 280G of the Code entered into a Section 280G Waiver, such “parachute payments” shall not be made or provided. The Company agrees that in the absence of such stockholder approval, no Section 280G Payments shall be made. The form and substance of all stockholder approval documents contemplated by this Section 5.05, including the Section 280G Waivers, the Section 280G Approval and the disclosures related thereto, as well as any Section 280G Payment calculations, shall be subject to the prior review and reasonable approval of Parent.

Section 5.06            Tail Coverage; D&O Indemnified Parties.

(a)            Effective as of the Closing Date, the Company and its Subsidiaries shall purchase and fully pay for a prepaid, non-cancellable for a period of not less than six (6) years after the Closing Date, “tail” policies of directors’ and officers’ liability insurance with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date with coverage substantially the same as the Insurance Policies (the “D&O Tail Coverage”).

(b)            Effective as of the Closing Date, the Company and its Subsidiaries shall purchase and fully pay for a prepaid, non-cancellable extended reporting endorsement for liability insurance coverage lasting a period of at least twelve (12) months from the Closing Date, insuring against errors and omissions and cyber liability and cyber incidents (e.g., data breaches and cyber-attacks) arising from the operation the business of the Company and its Subsidiaries prior to the Closing (together, with the D&O Tail Coverage, the “Tail Coverage”) with limits and deductibles consistent with those applicable to the Company’s and/or its applicable Subsidiary’s current coverage under the Insurance Policies. The Company shall use commercially reasonable efforts to ensure that the Tail Coverage includes an endorsement to add Parent and its Affiliates as an insured to the extent of the any claims made against Parent or its Affiliates arising from pre-Closing acts, errors and omissions of the Company or its Subsidiaries.

(c)            For six (6) years after the Closing Date, Parent shall cause the Company and the Subsidiaries to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, managers and officers of the Company and each Subsidiary (each, a “D&O Indemnified Party”) in a manner substantially consistent with and to the extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company and the applicable Subsidiary pursuant to the Company’s and such Subsidiary’s certificate of incorporation and bylaws or similar organizational documents, in existence on the date hereof with, or for the benefit of, any such D&O Indemnified Party for acts or omissions occurring on or prior to the Closing Date, unless amendment, modification, or repeal to such documents is required by applicable Law. Notwithstanding the foregoing in this Section 5.06(c), the foregoing obligations shall be subject to any limitation imposed by applicable Law.

(d)            Notwithstanding Section 9.08, the provisions of this Section 5.06 are intended to be for the benefit of, and will be enforceable by, each indemnified party referenced in this Section 5.06, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. In the event Parent or the Company or any of their respective Subsidiaries within the six (6)-year period after the Closing Date (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provisions shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 5.06 until the end of such six (6) year time period.

(e)            Notwithstanding any provision of this Agreement to the contrary, in no event shall any D&O Indemnified Party be entitled to indemnification or be exculpated for any act or omission of such D&O Indemnified Party that constituted, or resulted in, any breach of this Agreement.

Section 5.07            Press Releases and Public Announcements.

(a)            From and after the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to the terms hereof, no Party shall, and each Party shall cause its representatives and Affiliates not to, issue or cause publication of any public release or announcement or public communication about the transactions contemplated by this Agreement without the prior review and comment by the other Party, except as may be required by applicable Law or the rules or regulations of any United States securities exchange. Following the Closing, no Party shall, and each Party shall cause its representatives and Affiliates not to, issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior review and comment by the other Party, except as may be required by applicable Law. Parent and Securityholders’ Representative shall consider in good faith any modifications that are requested by the other Party.

(b)            The Parent and Securityholders’ Representative each hereby agrees to reasonably consult with the other concerning any press release or other public announcement with respect to the transactions subject to this Agreement.

(c)            Notwithstanding anything to the contrary contained herein, any Stockholder that is a private equity or other investment fund may disclose information regarding this Agreement and the Transactions on a confidential basis to current or prospective investors in such Stockholder or its Affiliates in connection with customary reporting, marketing, and informational activities.

Section 5.08            Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably requested in order to carry out the provisions hereof and give effect to the Transactions.

Section 5.09            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, goods and services, and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and any Ancillary Agreement (including any real property transfer Tax and any other similar Tax) shall be borne fifty percent (50%) by the Stockholders and fifty percent (50%) by the Parent, and the Parent and Stockholders shall reasonably cooperate with each other to prepare and timely file any Tax Returns required with respect to any such Transfer Taxes and to eliminate or reduce any such Transfer Taxes.

Section 5.10            Representations and Warranties Insurance. At Closing, Parent will obtain a R&W Policy with a coverage minimum of $25,000,000 and that contains terms and conditions that are mutually acceptable to the Parent and the Securityholders’ Representative, including (a) coverage of all representations and warranties contained in Article III and Article IV, in each case, subject to any exclusions and limitations contained therein, (b) a retention amount not to exceed $1,500,000 and (c) terms to the effect that the R&W Insurer (i) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Stockholders with respect to any claim made by any insured thereunder (other than in the case of Fraud) and (ii) agrees that Parent has no obligation to pursue any claim against the Stockholders or the Company in connection with any Damages. Without the prior written consent of Securityholders’ Representative, Parent shall not amend, terminate or modify the R&W Policy in a manner that would materially adversely affect the Stockholders, including modifying, amending or waiving the subrogation provisions in the R&W Policy that relate to any Stockholders. Notwithstanding anything herein, fifty percent (50%) of all R&W Policy Costs, shall be borne by the Stockholders and the Company as a Transaction Expense and shall be paid at Closing.

Section 5.11            Certain Tax Matters.

(a)            Tax Year; Tax Returns.

(i)            Closing of Tax Year. Parent and the Stockholders agree that, as a result of the Merger and the Company (and its applicable Subsidiaries) becoming a member of the U.S. consolidated group of which Parent is a member effective as of the end of the day on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1), the taxable year of the Company (and its applicable Subsidiaries) for U.S. federal Tax purposes (and for purposes of similar provisions under state, local, and foreign Tax Law) will terminate at the close of the Closing Date and if the Company (and its applicable Subsidiaries) is permitted but not required, under any applicable Tax Law, to treat the Closing Date as the last day of a Taxable period, each party, as applicable, shall, and shall cause its Affiliates to, treat the Closing Date as the last day of that Taxable period. The Parties agree to (i) allocate all items of taxable income or gain, deduction, loss or credit (and any other similar Tax benefit) of the Company (including any Transaction Expense) accruing, or otherwise taken into account, on the Closing Date prior to the Closing to the taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Sections 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)) and (ii) to report all items of taxable income or gain, deduction, loss or credit (and any other similar Tax benefit) of the Company arising on the Closing Date following the Closing from any transaction or event taken at the direction of Parent or any of its Affiliates outside of the Ordinary Course of Business and not specifically contemplated by this Agreement on Parent’s federal income Tax Return to the extent permitted under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). No election shall be made by any Party or its Affiliates under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any similar provision of state, local, or non-U.S. applicable Law) to ratably allocate items incurred by the Company or any of its Subsidiaries.

(ii)            Pre-Closing Tax Returns. Parent shall prepare, and shall bear the preparation expense for, all Tax Returns for the Company and its Subsidiaries for all Pre-Closing Tax Periods whether due before or after the Closing Date (“Pre-Closing Tax Return”); provided, that each Pre-Closing Tax Return will be submitted to Securityholders’ Representative not less than thirty (30) days (or such reasonable shorter period of time given the nature and frequency for filing any such Pre-Closing Tax Return) prior to the due date for filing such Tax Returns (taking into account filing extensions) for Securityholders’ Representative’s review and comment, and Parent consider in good faith any reasonable changes to such Tax Returns which are delivered to Parent in writing within fifteen (15) days (or such reasonable shorter period of time given the nature and frequency for filing any such Pre-Closing Tax Return) following the date of submission of any such Pre-Closing Tax Period Tax Return to Securityholders’ Representative. Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries unless otherwise required by applicable Law or to the extent required to reflect the consummation of the Transactions. Parent shall timely file and sign, or cause to be timely filed and signed, all Pre-Closing Tax Returns in the final form taking into account all reasonable changes timely delivered by Securityholders’ Representative. With respect to all Pre-Closing Tax Returns, Parent shall provide the Securityholders’ Representative with a copy of such Pre-Closing Tax Returns within ten Business Days of the filing date.

(iii)            Straddle Period Tax Returns. The Parent shall prepare, shall timely file or cause to be timely filed, and shall bear the preparation and filing expense for, all Tax Returns for the Company and its Subsidiaries that are not described above, including for all Straddle Periods (such Tax Returns relating to a Straddle Period, the “Straddle Period Tax Returns”); provided, that each Straddle Period Tax Return will be submitted to the Securityholders’ Representative not less than thirty (30) Business Days prior to the due date for filing such Tax Returns (taking into account filing extensions) for the Securityholders’ Representative review and comment, and the Parent shall consider in good faith any reasonable changes to such Tax Returns which are delivered to the Parent in writing within fifteen (15) Business Days prior to the due date for filing such Tax Returns. Such Straddle Period Tax Returns shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries unless otherwise required by applicable Law or to the extent required to reflect the consummation of the Transactions. With respect to the Straddle Period Tax Returns described in this Section 5.11(a)(iii), the Parent shall provide the Securityholders’ Representative with a copy of such filed Straddle Period Tax Returns within ten (10) Business Days of the filing date.

(iv)            Allocation of Certain Taxes. In the case of any Straddle Period, the amount of any Taxes (but excluding, for the avoidance of doubt, Transfer Taxes which shall be governed by Section 5.09) measured by income, receipts or payroll of the Company or any of its Subsidiaries for the portion of the Straddle Period that ends on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company or any of its Subsidiaries for a Straddle Period which relate to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, all Transaction Tax Deductions shall be allocated solely to the Pre-Closing Tax Period for purposes of making any Straddle Period calculations described above.

(b)            Tax Cooperation. Parent, Securityholders’ Representative, Securityholders and the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any Action with respect to Taxes. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Securityholders, the Company and its Subsidiaries , and their respective Affiliates, agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Tax Period until the later of: (a) six (6) years following the Closing Date; (b) sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof) of the respective taxable periods; and (c) the time period contained in any record retention agreements entered into with any taxing authority.

(c)            Tax Sharing Agreements. All written Tax sharing agreements or similar written agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder or under any payables or receivables arising therefrom or thereunder.

(d)            Transaction Tax Deductions. Parent and Securityholders’ Representative agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period and reportable on the Tax Returns of the Company and any of its Subsidiaries for a Pre-Closing Tax Period.

(e)            Tax Contests.

(i)            Parent will have the right to control all Actions with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries; provided that the Securityholders’ Representative may, at its own expense and upon providing advance written notice to Parent, control all Actions that are solely with respect to Taxes of the Company or its Subsidiaries for a taxable period that ends on or prior to the Closing Date and for which the Securityholders could have liability under this Agreement or could otherwise be impacted (a “Pre-Closing Tax Contest”). With respect to any Pre-Closing Tax Contest, (i) the controlling Party may not settle any Pre-Closing Tax Contest without the prior written consent of the other Party (which consent such Party will not unreasonably withhold, condition, or delay), (ii) the controlling Party will keep the other Party reasonably informed of all material communications with any Governmental Authorities, and (iii) the non-controlling Party may participate in such Pre-Closing Tax Contest at its sole expense. With respect to any Actions with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries for any Straddle Period and for which Securityholders could have liability under Law or this Agreement, (i) Parent may not settle, or allow to be settled, any such Action without the prior written consent of Securityholders’ Representative (which consent Securityholders’ Representative will not unreasonably withhold, condition or delay), (ii) Parent will keep Securityholders’ Representative reasonably informed of all material communications with any Governmental Authorities, and (iii) Securityholders’ Representative may participate in such Tax contest at its sole expense. Notwithstanding anything provided in this Section 5.11(e), if (i) the Escrow Agreement has terminated or expired or the Indemnity Escrow Amount has already been utilized or otherwise applied and (ii) the Securityholders could not be directly liable for Tax by any such Actions, then Securityholders’ Representative and the Stockholders shall not have any rights relating to any Actions, including notice or being informed, consent, participation or control rights.

(ii)           Parent and the Securityholders will promptly provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Governmental Authorities that relate to any matter described in Section 5.11(e)(i) and keep each other reasonably informed of the details and status of such matter (including providing copies of all material written correspondence regarding such matter); provided that any failure to so notify the Securityholders’ Representative shall not preclude the Securityholders from any obligation or liability for Taxes in accordance with this Section 5.11, except, and only to the extent, that the Securityholders are materially prejudiced by reason of such failure to provide timely notice.

(f)            Prohibited Actions. Without the consent of the Securityholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed), but only to the extent (a) the Escrow Agreement has not terminated and then, only to the extent there is any unapplied Indemnity Escrow Amount or (b) Securityholders could be directly liable for Tax by any of the following actions, Parent shall not, and shall cause the Company and its Subsidiaries, and each of its and their Affiliates to not: (i) file any Tax Return (except as set forth in Section 5.11(a)) or amend any Tax Return for or with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period; (ii) make or cause to be made any extraordinary transaction or event on the Closing Date after the Closing for or with respect to the Company or its Subsidiaries; (iii) voluntarily disclose any item or advocate any position in any Tax-related audit, administrative proceeding or judicial proceeding with respect to a Pre-Closing Tax Period, in each case for or with respect to the Company or its Subsidiaries; (iv) except through the extension of time to file any original Tax Return in the ordinary course, waive or otherwise extend any statute of limitations with respect to any Pre-Closing Tax Period or any Tax associated with any Pre-Closing Tax Period, in each case for or with respect to the Company or its Subsidiaries; (v) make any Tax election with respect to the Company or its Subsidiaries with an effect on or before the Closing Date, (vi) cause or permit the change or adoption of any accounting method or convention or Tax position that shifts taxable income from a taxable period (or portion thereof) beginning after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or that shifts deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date, (vii) surrender to any Tax authority any right to claim a refund for Taxes of the Company or its Subsidiaries, or (viii) take any action after the Closing but on the Closing Date that is outside the Ordinary Course of Business of the Company or its Subsidiaries that affects a Pre-Closing Tax Period of the Company or its Subsidiaries. Parent shall not make, and shall cause the Company and its Subsidiaries and each of its and their Affiliates to not make, any election under Code Sections 336(e) or 338 with respect to the Pre-Closing Tax Period, in each case for or with respect to the Company or its Subsidiaries.

(g)            Survival. The covenants contained in this Section 5.11 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (including extensions thereof).

(h)            Treatment of Payments. Any payment under this Article V shall be treated by all Parties as adjustments to Merger Consideration unless otherwise required by applicable Law.

Section 5.12           Employee Matters.

(a)            Following the Closing, with the exception of the Company employees designated by Parent to be offered employment agreements upon mutually agreeable terms, Parent shall, or shall cause the Company to, provide those employees of Company as of immediately prior to the date hereof and as shall be further designated by Parent, in its sole discretion, to continue as employees of the Company following the Closing on an at-will basis (each, a “Continuing Employee”) with: (i) an initial compensation package substantially similar to that provided to each such Continuing Employee by the Company immediately prior to the date hereof; and (ii) upon the Parent’s eventual integration of the Continuing Employees into the employee benefit arrangements maintained by the Parent or an Affiliate (each, a “Parent Employee Benefit Arrangement”), eligibility to participate in such Parent Employee Benefit Arrangements on substantially the same basis as similarly situated employees of the Parent or its Affiliates. Following the Closing, the timing of Parent’s roll out of offered participation in the Parent Employee Benefit Arrangements to the Continuing Employees, shall be determined in the Parent’s sole discretion.

(b)            As of and following the Closing Date and, to the extent allowed by Applicable Law and the terms of the subject Parent Employee Benefit Arrangement, each such Continuing Employee shall receive credit for all service for his or her period of service with the Company prior to the Closing Date under the Parent Employee Benefit Arrangements, including eligibility to participate, vesting and benefit accrual where length of service is relevant; provided, however, that such service (i) need not be credited to the extent that (A) it would result in duplication of coverage or benefits, or (B) it was not recognized under the corresponding Benefit Plan, and (ii) the Parent and its Affiliates shall not be required to recognize such service for benefit accrual purposes under any Parent Employee Benefit Arrangement that is a defined benefit pension plan.

(c)            Effective as of immediately prior to the Closing, the Continuing Employees (and their eligible dependents and beneficiaries) shall cease active participation in, and cease to accrue benefits under, the Benefit Plans except to the extent permitted under the Transition Services Agreement. Effective no later than immediately prior to the Closing, the Company shall (i) cause Mortgage Contracting Services LLC to transfer sponsorship and plan administration of the Benefit Plans to an Affiliate of the Company that is not a Subsidiary (including, for the avoidance of doubt, and without limitation, GIS Field Services, LLC or Mortgage Contracting Services, LLC), and such Affiliate shall assume all Liabilities at any time arising under, in connection with or otherwise with respect to all Benefit Plans; (ii) remove each of Mortgage Contracting Services LLC and GIS Field Services, LLC, respectively, as a participating employer in the MCS 401(k) Plan; (iii) fully vest the Continuing Employees’ accounts under the MCS 401(k) Plan; and (iv) to the extent required by the Transition Services Agreement, amend the Mortgage Contracting Services Employee Benefits Plan to include Mortgage Contracting Services LLC and GIS Field Services, LLC as participating employers solely to the extent required to permit the continued participation of the Continuing Employees (and their eligible dependents and beneficiaries) in the benefits under such plan that are required to be offered in accordance with and through the period described in the Transition Services Agreement.

(d)            The Continuing Employees are not third-party beneficiaries of the provisions of this Section 5.12, and nothing herein expressed or implied will give or be construed to give any Continuing Employee or any other Person (other than the parties hereto) any legal or equitable rights hereunder. Subject to any written employment or other Contracts to the contrary, nothing contained in this Section 5.12, however, will prohibit the Company or the Parent from terminating at will any such Continuing Employees for any reason or no reason following the Closing. Nothing in this Section 5.12 will be construed as an amendment to any Benefit Plan or Parent Employer Benefit Arrangement or any other compensation or benefit plans maintained by the Parent, the Company or its successor (or any of their Affiliates) prior to or following the Closing Date.

Section 5.13            Release of Covered Persons. Each of Parent and the Company, on behalf of itself and each of its Affiliates, hereby unconditionally and irrevocably releases, and covenants not to bring any Action against (and from and after the Closing, each of Parent and the Company shall direct each such Affiliate (and cause each such Affiliate that is a parent entity or a controlled Affiliate) to take any further action, at the Securityholder’s expense, as may be reasonably requested by the Securityholders’ Representative to evidence or carry out such unconditional irrevocable release and covenant), Covered Persons from and with respect to any Actions, obligations or liabilities, whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered, arising in equity or at law, that arise out of or relate to (A) the organization, management, or operation of the business of the Company or any of its Subsidiaries occurring at any time up to and including the Closing, (B) subject to the last sentence of this Section 5.13, this Agreement, any Ancillary Agreement, the Transaction, or any failure of the Transaction to be consummated, (C) subject to the last sentence of this Section 5.13, any inaccuracy in, breach of, or omission in connection with, any representation or warranty or covenant, or agreement set forth in this Agreement or any Ancillary Agreement requiring performance prior to the Closing, and (D) all information (whether written or oral) and documents furnished or otherwise made available by or on behalf of any Covered Person; (iii) represents and warrants that it has not assigned or otherwise transferred any of its rights with respect to any obligations and liabilities of any Covered Person, or with respect to any Actions of the type described in the foregoing clause, and covenants and agrees that it shall not assign or otherwise transfer (or purport to assign or otherwise transfer) any of such rights; and waives the benefits of, and any rights that it may have under, any applicable Law regarding the release of unknown claims in any jurisdiction in connection with the matters covered in this Section 5.13, in each case within this Section 5.13, subject only to the rights of Parent expressly provided for in accordance with the terms and subject to the conditions of this Agreement, regardless of whether arising by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. Notwithstanding the foregoing, and for the avoidance of any doubt, nothing in this Section 5.13 shall (or shall be deemed to release any claim or liabilities and/or limit any Action against any Person for (x) Fraud, or (y) any breach of any covenant, agreement or undertaking of such Person under this Agreement, any Consent and Support Agreement, any Option Termination Agreement, the Stewart Employment Agreement, any Restrictive Covenant Agreement or any Ancillary Agreement which by its terms is required to be performed or complied with by such Person in whole or in part after the Closing or (z) arising under or with respect to any Contract by and between and/or among Parent or any of its Affiliates (including post-Closing, the Company and its Subsidiaries), as applicable, and any Covered Person, including, without limitation, the Contracts set forth on Section 3.23 of the Disclosure Schedules.

Section 5.14            Excluded Assets. Prior to the Closing, Securityholders’ Representative shall cause the Company and/or its Subsidiaries to transfer to MCS Resi or its Affiliates the assets of the Company and/or its Subsidiaries set forth on Schedule 5.14 (collectively, the “Excluded Assets”).

Article VI
Conditions to Closing

Section 6.01            Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment (or, to the extent permitted by Law, waiver by the Company and Parent), at or prior to the Closing, of each of the following conditions:

(a)            The Notification and Report Forms of the applicable ultimate parent entities of the Company and Parent pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)            No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the Transactions illegal or otherwise enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions, nor shall any Action brought or initiated by any Governmental Authority relating to any of the foregoing be pending or threatened.

Section 6.02            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of Company contained in Article III (other than the Fundamental Representations (except for the Excluded Fundamental Representations) of the Company) must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except (A) where the failure of such representations and warranties set forth in Article III to be so true and correct, individually or in the aggregate, would not have, or would not be reasonably expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Fundamental Representations (except for the Excluded Fundamental Representations) of the Company shall be true and correct in all respects (other than de minimis deviations which are immaterial) on and as of the Closing Date with the same effect as though made at and as of such date.

(b)            The Company and the Securityholders’ Representative shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            Parent shall have received a certificate, dated the Closing Date and signed by an authorized officer of the Company, that each of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(g) have been satisfied.

(d)            Parent shall have received from the Company or the Securityholders’ Representative the deliverables described in Section 2.07(b).

(e)            The Stockholder Approval shall have been obtained and delivered to Parent and shall at all times thereafter remain in full force and effect.

(f)            The holders of no more than five percent (5%) of the issued and outstanding Class A Common Stock (on a fully diluted basis and assuming for such purposes, all Optionholders exercised all of their Options into Class A Common Stock) shall have demanded appraisal of such Stockholders’ Class A Common Stock pursuant to Section 262 of the DGCL.

(g)            There shall not have occurred a Material Adverse Effect.

Section 6.03            Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub contained in Article IV must be true and correct in all respects (without giving effect to any materiality or material adverse effect or similar qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties set forth in Article IV to be so true and correct, individually or in the aggregate, would not have, or would not be reasonably expected to have, a material adverse effect on Parent or Merger Sub, respectively.

(b)            Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)            The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d)            The Company shall have received from Parent the deliverables and payments described in Section 2.07(a).

Article VII
Indemnification

Section 7.01            Survival. The representations, warranties, covenants and agreements of the Company, on the one hand, and Parent, on the other hand, contained in this Agreement and the certificates delivered pursuant to this Agreement will survive the Closing but only to the extent specified below:

(a)            All covenants and agreements in this Agreement required to be performed prior to the Closing will terminate at the Closing and all other covenants and agreements in this Agreement will expire when so stated in accordance with their express terms or, if no such term is expressed, indefinitely (provided, however, that the covenants in Section 5.11 shall survive as provided in Section 5.11(g)); Notwithstanding the foregoing, the Parties acknowledge and agree that the survival periods set forth in this Section 7.01(a) are applicable to the Parent Indemnified Parties’ right to indemnification against the Securityholders in accordance with this Agreement, but are not intended to, and shall not, modify or limit the Parent Indemnified Parties’ right to recovery under the R&W Policy in accordance with its terms.

(b)            The representations and warranties of a Party hereto shall survive the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months after the Closing Date (after giving effect to any waivers, mitigation, tolling and extensions thereof) and shall then terminate and be of no further force or effect.

(c)            For the avoidance of doubt, none of Parent or the Securityholders will have any liability with respect to claims first asserted in connection with any breach of or any inaccuracy in any representation or warranty after the end of the applicable survival period; provided, however, that if an indemnification claim is asserted in writing prior to the expiration of the applicable survival period of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim (including through the date that such claim is finally concluded under the R&W Policy).

(d)            Notwithstanding anything to the contrary herein, the survival periods among the Parties set forth herein shall in no way limit the survival periods of the representations and warranties under the R&W Policy or claims for Fraud.

Section 7.02            Indemnification by the Securityholders. Subject to Section 7.01 and the other provisions and limitations in this Article VII, including without limitation Section 7.05, from and after the Closing Date, each Securityholder shall, severally and not jointly, in accordance with their relative Pro Rata Interest, indemnify and hold harmless Parent, the Company and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Parent and its Affiliates (including the Surviving Corporation) and their respective officers, directors, managers, members, employees, consultants, representatives or other agents, successors and assigns (collectively, the “Parent Indemnified Parties”), from and against any and all out-of-pocket losses, costs, damages, claims, fines, penalties, expenses (including reasonable fees and expenses of outside attorneys), reasonable costs of investigation (including reasonable fees and expenses of outside accountants, consultants and experts reasonably engaged), amounts paid in settlement, court costs, and other expenses of litigation (collectively, “Damages”), whether or not involving any third party claims, actually incurred by a Parent Indemnified Party arising out of (a) any breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company with respect thereto pursuant to this Agreement, (b) any breach by the Company and/or the Securityholders’ Representative of any of its covenants or agreements contained in this Agreement that survive the Closing Date, (c) Indemnified Taxes, (d) any Indebtedness (but only to the extent not deducted from the Merger Consideration pursuant to Section 2.09(a)), (e) any Transaction Expenses (but, in each case, only to the extent not deducted from the Merger Consideration pursuant to Section 2.09(a)), and (f) any matters set forth on Schedule 7.02(f).

Section 7.03            Indemnification by Parent . From and after the Closing Date, Parent will indemnify and hold harmless each Securityholder and its successors and permitted assigns, and the officers, employees, directors and stockholders of such Securityholder and their respective heirs and personal representatives (collectively, the “Securityholder Indemnified Parties”) for, and will pay to Securityholder Indemnified Parties the amount of, any Damages, whether or not involving any third party claims, actually incurred by a Securityholder Indemnified Party arising out of (a) any breach of any representation or warranty of Parent contained in Article IV of this Agreement, or (b) any breach by Parent of any of its covenants or agreements contained in this Agreement that survive the Closing Date.

Section 7.04            Exclusive Remedy. After the Closing, the remedies provided for in this Article VII (as limited in this Article VII) shall be the sole and exclusive remedy for Parent Indemnified Parties for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement; provided that this Section 7.04 shall not prohibit (a) injunctive relief (including specific performance) if available under applicable Law in accordance with Section 9.11, (b) claims by Parent under the R&W Policy, or (c) claims for Fraud.

Section 7.05            Limitations on Indemnification of Parent Indemnified Parties. Notwithstanding anything herein to the contrary, the right of Parent Indemnified Parties to indemnification is limited as follows:

(a)            A Parent Indemnified Party’s sole recourse for Damages pursuant to the matters described in Section 7.02 (other than with respect to claims arising out of or based upon Fraud) shall be to (i) the Indemnity Escrow Amount and (ii) the R&W Policy to the extent coverage is available thereunder. Until such time that the entire retention under the R&W Policy has been exhausted, all claims for Damages made by any Parent Indemnified Party under Section 7.02(a) shall be satisfied out of the Indemnity Escrow Amount (and Parent and Securityholders’ Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Parent the amount of any such indemnification payment due to the Parent Indemnified Parties in accordance with the terms hereof), to the extent the Indemnity Escrow Amount has not been exhausted, and thereafter, by submission of claims by Parent pursuant to the R&W Policy.

(b)            Parent Indemnified Parties’ right to indemnification pursuant to Section 7.02 on account of any Damages shall be reduced by receipt of applicable payments under insurance policies or from third parties not affiliated with Parent Indemnified Parties (net of the expenses of recovery thereof, including payment of the retention amount under the R&W Policy).

(c)            None of Securityholders, the Securityholders’ Representative nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives, will have any liability whatsoever with respect to any representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement, except that any covenant or agreement contained therein that by its terms is required to be performed in whole or in part after the Closing, including with respect to the obligations of the Securityholders arising under this Article VII, will survive the Closing to the extent so required to be performed after the Closing. Notwithstanding anything in this Article VII to the contrary, nothing in this Article VII shall limit the rights of Parent to pursue recoveries under the R&W Policy, the Indemnity Escrow Amount or claims for Fraud.

(d)            Except with respect to Damages actually awarded to a third party in an action brought against a Parent Indemnified Party, the Parent Indemnified Parties shall not be entitled to indemnification under this Article VII for punitive, consequential or exemplary damages.

(e)            The Parent Indemnified Parties shall not be entitled to recover Damages in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

Section 7.06            Mitigation. Parent and Securityholders will, in connection with any claim for indemnification under Article VII, use good faith commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages. Each party agrees that, for so long as such party has any right of indemnification under Article VII, it will use good faith commercially reasonable effort not to, and agrees to use its good faith commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing of a Third Party Claim (any such action a “Prohibited Action”). Notwithstanding anything to the contrary herein, an Indemnifying Party shall not be obligated to indemnify an Indemnified Party for any Damages to the extent arising from any Prohibited Action.

Section 7.07            Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article VII:

(a)            Notice of Damages by Securityholder Indemnified Party. As soon as is reasonably practicable after a Securityholder Indemnified Party obtains knowledge of any matter which has or may result in Damages, Securityholders’ Representative shall give written notice of such Damages (a “Claims Notice”) to Parent describing the matter in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that has been or may be suffered by the applicable Securityholder Indemnified Party. No delay in or failure to give a Claims Notice by Securityholders’ Representative to Parent pursuant to this Section 7.07(a) will adversely affect any of the other rights or remedies that any Securityholder has under this Agreement, or alter or relieve Parent of its obligation to indemnify the applicable Securityholder Indemnified Party except to the extent that it is prejudiced thereby.

(b)            Notice of Damages by Parent Indemnified Party.

(i)            Claims for Damages. Subject to the limitations set forth in this Article VII, if any Parent Indemnified Party believes in good faith that it has a claim for indemnification (an “Indemnity Claim”), Parent shall, promptly after it becomes aware of such Indemnity Claim, but in any event prior to the end of any survival period set forth in this Article VII, notify Securityholders’ Representative, of such Indemnity Claim by means of a written notice specifying the nature, circumstances and amount of such Indemnity Claim and setting forth with reasonable particularity the underlying facts actually known or in good faith believed by the affiant to exist sufficient to establish, as of the date of such affidavit, the basis for the Indemnity Claim and setting forth Parent’s good faith calculation of the amount of Damages incurred by the applicable Parent Indemnified Party with respect thereto, and including copies of all written documentation in the possession of Parent Indemnified Parties relating to the circumstances or events giving rise to such Indemnity Claim (an “Indemnity Claim Notice”). The failure by Parent to promptly deliver an Indemnity Claim Notice under this Section 7.07(b)(i) will not adversely affect the applicable Parent Indemnified Party’s right to indemnification except to the extent Securityholders are materially prejudiced thereby. If, by 5:00 p.m., Eastern Time, on the fifteenth (15th) day following receipt by Securityholders’ Representative of an Indemnity Claim Notice (the “Dispute Period”), Parent has not received from Securityholders’ Representative notice in writing that Securityholders’ Representative objects to the Indemnity Claim (or the amount of Damages set forth therein) asserted in such Indemnity Claim Notice (a “Dispute Notice”), as the case may be, then, if applicable, Parent and Securityholders’ Representative shall jointly instruct the Escrow Agent to pay to Parent from the Indemnity Escrow Amount the amount of Damages specified in the Indemnity Claim Notice, subject to the limitations contained in this Article VII.

(ii)           Disputes. If Securityholders’ Representative delivers a Dispute Notice to Parent within the Dispute Period, Parent and Securityholders’ Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent Parent Indemnified Parties are entitled to indemnification or reimbursement on account of such Indemnity Claim. If Parent and Securityholders’ Representative are able to reach agreement within thirty (30) days after Parent receives such Dispute Notice, Parent and Securityholders’ Representative shall, if applicable, deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to release funds from the Indemnity Escrow Amount, subject to the limitations contained in this Article VII. If Parent and Securityholders’ Representative are unable to reach agreement within thirty (30) days after Parent receives such Dispute Notice, then the dispute may be submitted to a court of competent jurisdiction by either Parent or Securityholders’ Representative. For all purposes of this Article VII, Parent and Securityholders’ Representative shall cooperate with and make available to the other Party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c)            Opportunity to Defend Third Party Claims. In the event of any claim by a third party against any Parent Indemnified Party or Securityholder Indemnified Party for which indemnification is available under this Article VII (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party”, provided that Securityholders’ Representative shall be deemed the Indemnifying Party for the purposes of this Section 7.07(c) if indemnification or reimbursement is sought from any Securityholder) shall be entitled and, if it so elects, shall (subject to the terms hereof) be obligated at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to pursue the defense thereof in good faith by appropriate proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the party seeking indemnification or reimbursement, as applicable, hereunder (the “Indemnified Party”) to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; such consent not to be unreasonably withheld, conditioned or delayed. In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 7.07(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 7.07(c) within fourteen (14) days after delivery of the Indemnity Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) (i) have the right to undertake the defense, compromise and settlement of such Third Party Claim and (ii) keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnifying Party (or if the Indemnifying Party is Securityholders’ Representative, then Securityholders, jointly and severally) shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement (including Sections 7.05 and 7.06 hereof). In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, if the Third Party Claim involves Damages recoverable under the R&W Policy, then the Indemnified Party shall have the right at all times, at the sole cost of the Indemnifying Party, to take over and assume control over of the Third Party Claim, and the Indemnifying Party shall not have the right to assume control of, the defense, settlement, negotiations or litigation relating to any such Third Party Claim.

Section 7.08            Adjustment to Merger Consideration. Any payments made pursuant to this Article VII (including from the Indemnity Escrow Amount) shall be construed as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by law.

Section 7.09            Escrow Release . Within five (5) Business Days after the eighteen (18) month anniversary of the Closing Date (the “Escrow Expiration Date”), the Escrow Agent, upon receipt of a joint written instruction from Parent and the Securityholders’ Representative, shall distribute the Indemnity Escrow Amount less an amount equal to the aggregate dollar amount of claims for Damages made by any Parent Indemnified Party pursuant to Section 7.02 which are then outstanding and unresolved (the “Aggregate Outstanding Claims,” with any retained portion being referred to as the “Retained Escrow Amount”). In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Parent Indemnified Party pursuant to Section 7.02 for Damages is resolved for any amount less than what was retained for such claim at the Escrow Expiration Date, then the Escrow Agent shall distribute an aggregate amount of the Retained Escrow Amount equal to such difference; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Parent Indemnified Party for Damages is resolved in favor of such Parent Indemnified Party, such Parent Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Parent Indemnified Party, and Securityholders’ Representative and Parent shall deliver joint written instructions to the Escrow Agent for the release of same to such Parent Indemnified Party.

Section 7.10            Materiality. Each of the representations and warranties that contain any “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no “in all material respects” or other materiality (or correlative meaning) qualification for purposes of determining the inaccuracy or breach of any representations or warranties and the amount of indemnifiable Damages caused by any such inaccuracy or breach.

Section 7.11            Limitations on Indemnification of Securityholder Indemnified Parties. Absent Fraud, notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Parent under Section 7.03 shall in no event exceed $5,000,000.

Article VIII
Termination

Section 8.01            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Parent;

(b)            by Parent by written notice to the Company if:

(i)            Parent is not then in breach of any provision of this Agreement or any Ancillary Agreement that would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b) and there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement made by Company or Securityholders’ Representative pursuant to this Agreement that would give rise to the failure of any of the conditions to the obligations of Parent specified in Article VI and such breach, inaccuracy or failure is not cured by Company or Securityholders’ Representative within the shorter of (x) thirty (30) days after the Company’s receipt of written notice thereof and (y) the Outside Date; or

(ii)            any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Parent or any of its Affiliates to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)            by Securityholders’ Representative by written notice to Parent if:

(i)            The Company and Securityholders’ Representative are not then in breach of any provision of this Agreement or any Company Ancillary Agreement that would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b) and there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement made by Parent pursuant to this Agreement or any Company Ancillary Agreement that would give rise to the failure of any of the conditions to the obligations of the Company specified in Article VI and such breach, inaccuracy or failure is not cured by Parent within the shorter of (x) thirty (30) days after the Company’s receipt of written notice thereof and (y) the Outside Date; or

(ii)           any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company, Stockholders or Securityholders’ Representative to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it or them prior to the Closing; or

(d)            by Parent or the Company in the event that:

(i)            there shall be any Law that makes consummation of the purchase and sale of the Company Shares contemplated by this Agreement illegal or otherwise prohibited;

(ii)           any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered a Governmental Order or Law enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions, and such Governmental Order or Law shall have become final and non-appealable; or

(iii)          the Closing has not occurred before 11:59 p.m. (Eastern Time) on December 31, 2025(the “Outside Date”); provided, however, that (A) if a request for additional information and documentary material issued pursuant to the 15 U.S.C. §18a(e)(1)A) has been received from either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, then the Outside Date shall be automatically extended until thirty (30) calendar days after the date on which respective ultimate parent entity of each of the Company and Parent have substantially complied and certified their substantial compliance with such request for additional information and documentary material issued pursuant to the 15 U.S.C. §18a(e)(1)(A)); or (B) if the parties mutually agree that it would be prudent for the ultimate parent entity of Parent to “pull and refile” its HSR Act notification in order to commence a new thirty (30) calendar day waiting period under the HSR Act, then the Outside Date shall be automatically extended day-for-day for each calendar day until the applicable waiting period and any extensions thereof shall have expired or been terminated; provided, further, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.01(d)(iii) if such Party’s breach of this Agreement or any Ancillary Agreement (or in the case of the Securityholders’ Representative a breach by the Company or a Stockholder) has prevented the consummation of the Transactions on or prior to the Outside Date.

Section 8.02            Effect of Termination. In the event of the valid termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except:

(a)            as set forth in Section 5.07, this Section 8.02 and Article IX (other than Section 9.11) hereof; and

(b)            that nothing herein shall relieve any Party from liability for any breach of any covenant or agreement hereof prior to the effective date of termination.

Notwithstanding anything to the contrary herein, no liability described in Sections 8.2(a) or (b) above (i) shall be limited to reimbursement of expenses or out-of-pocket costs, and (ii) in the case that such liabilities or obligations are owed or otherwise payable by Parent or Merger Sub, such payments will include damages as permitted by Section 261(a)(1) of the DGCL, including amounts representing the benefits payable to the Securityholders, taking into consideration all relevant matters, including the Closing Merger Consideration and the Option Closing Amount that such holders of Class A Common Stock, Class B Common Stock and Options would be entitled to receive if the Merger were consummated pursuant to this Agreement.  For the avoidance of doubt, only the Company may, in its sole and absolute discretion, bring an action pursuing liability for damages pursuant to this Agreement on behalf of the Securityholders.

Article IX
Miscellaneous

Section 9.01            Expenses. Except as otherwise expressly provided herein (including Section 5.03(f), Section 5.10 and Section 5.11 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Securityholders’ Representative or the Company prior to Closing:	MCS Group Holdings, LLC c/o Littlejohn & Co., LLC 8 Sound Shore Drive, Greenwich, CT 06830 Email: rdavis@littlejohnllc.com awasserman@littlejohnllc.com Attention: Robert Davis and Aaron Wasserman
with a copy (which shall not constitute notice) to:	Baker & Hostetler LLP 45 Rockefeller Plaza New York, New York 10111 Email: ssassoon@bakerlaw.com Attention: Salomon Sassoon
If to Parent or Merger Sub (or the Company, after the Closing):	c/o Cindy Madole Vice President and Counsel Stewart Information Services Corporation 1360 Post Oak Blvd., Suite 100 MC#14-1 Houston, TX 77056
with a copy (which shall not constitute notice) to:	Troutman Pepper Locke LLP 600 Travis Street, Suite 2800 Houston, TX 77002 Attention: Christopher L. Martin Email: christopher.martin@troutman.com

Section 9.03            Interpretation. In this Agreement: (i) any reference to an “Article”, “Section”, “Schedule” or “Exhibit” refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement, unless the context indicates otherwise; (ii) the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement; (iii) all words should be construed to be of such gender or number as the circumstances require; (iv) the words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance; (v) where a person or entity “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the person or entity is legally obligated to do so in accordance with this Agreement; (vi) except as expressly set forth herein, any reference to a statute or regulation is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time; (vii) any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented or modified from time to time through such date; (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (ix) unless otherwise specified herein, each instance in which a person or entity is permitted or required to exercise judgment, discretion or decision-making or otherwise elect to take or not to take any action, including any grant or withholding of permission, waiver or consent or making any other determination, acceptance, rejection or declaration, shall be deemed to permit such person or entity to do so in his, her or its sole and absolute discretion without any requirement of reasonableness and subject to any conditions, and in accordance with such timeframe, as such person or entity may require; (x) the words “herein,” “hereof,” “hereunder” or “hereto” refer to this Agreement in its entirety and not to a particular Section, paragraph or other part of this Agreement; (xi) no Party, nor his, her or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of his, her or its authorship of any provision of this Agreement; (xi) prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts; (xiii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (xiv) any reference in this Agreement to any accounting or financial term that is not otherwise defined herein shall have the meaning and be interpreted in accordance with GAAP; (xv) whenever the words “delivered to Parent” or “made available to Parent” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available (and continuously accessible in a fully unredacted and non-anonymized form) for review in the Data Room at least three (3) Business Days prior to the date of this Agreement; and (xvi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Section 9.04            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such final determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.06            Entire Agreement. This Agreement, the Disclosure Schedules, the Ancillary Agreements and the exhibits, schedules, instruments, certificates and other documents contemplated hereby or referred to herein constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further liability or obligation thereunder.

Section 9.07            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, that Parent may assign its rights (but not its obligations) hereunder without the consent of any other Party (a) to any of its Affiliates or (b) to any R&W Insurer, or the agent of any such insurer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08            No Third-Party Beneficiaries; No Third Party Liability. Except as provided in Section 9.07 and the second sentence of this Section 9.08, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Person, except Securityholders pursuant to Article VII, who is not a party to this Agreement (including any Representative or Affiliate of a Party and any Representative or Affiliate of the foregoing (“Non-Party Affiliates”)), shall have any liability under this Agreement with respect to the negotiation, execution or performance of this Agreement (each Non-Party Affiliate shall have the right to enforce this sentence).

Section 9.09            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Securityholders’ Representative and Parent. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10            Governing Law; Submission to Jurisdiction.

(a)            This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the Parties, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY DOCUMENTS OR INSTRUMENTS DELIVERED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED IN THE CASE OF PARENT, MERGER SUB OR THE COMPANY FOLLOWING THE CLOSING, TO SUCH PARTY’S DESIGNATED REGISTERED AGENT AT THE FOLLOWING ADDRESS: c/O Sisco Holdings, LLC: The Corporation Trust Company; 1209 Orange Street, Wilmington, Delaware, 19801-0000 AND IN THE CASE OF SECURITYHOLDERS’ REPRESENTATIVE OR THE COMPANY PRIOR TO CLOSING, TO THE ADDRESS OF SUCH PARTY SET FORTH HEREIN, AND IN EACH INSTANCE SUCH NOTICE OF SERVICE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

Section 9.11            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law.

Section 9.12            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13            Securityholders’ Representative.

(a)            The Securityholders’ Representative is hereby appointed, authorized and empowered to act as a representative, for the benefit of the Securityholders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Securityholder, on the Securityholders’ Representative’s sole and absolute discretion, in connection with this Agreement, the Ancillary Agreements and the Transactions, which shall include the sole and exclusive power and authority: (i) to execute and deliver any and all of the assignments, agreements, documents, instruments or certificates required to be delivered by any one or more of the Securityholders at or prior to the Closing pursuant to Section 2.07 of this Agreement (with such modifications or changes therein as to which the Securityholders’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Securityholders’ Representative, in its sole discretion, determines to be desirable; (ii) to negotiate, execute and deliver amendments to this Agreement and the Ancillary Agreements and such waivers and consents in connection with this Agreement and the Ancillary Agreements and the consummation of the Transactions as the Securityholders’ Representative, in its sole discretion, may deem necessary or desirable; (iii) to make any calculations required under this Agreement, including to determine Closing Indebtedness, Transaction Expenses, Closing Preferred Stock Merger Consideration, Closing Common Stock Merger Consideration, Closing Option Merger Consideration, and Closing Per Share Class A Common Stock Merger Consideration, Closing Per Share Class B Common Stock Merger Consideration, Closing Per Share Preferred Stock Merger Consideration, Common Stockholder Participation Percentage and Optionholder Participation Percentage; and (iv) to collect and receive all monies and other proceeds and property payable to the Securityholders’ Representative under this Agreement, the Escrow Agreement (or to direct the collection and receipt thereof by Paying Agent), or with respect to the Securityholders’ Representative Expense Fund or otherwise as described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Securityholders’ Representative, the Securityholders’ Representative shall disburse and pay the same to the Stockholders (and to the Surviving Corporation for further distribution to the Optionholders, subject to Section 2.11) consistent with each Person’s share of the Merger Consideration in accordance with this Agreement, subject, however, to such adjustments as Securityholders’ Representative may in its sole, good faith judgment deem appropriate and equitable under the circumstances; (v) to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement and each of the Ancillary Agreements or the Transactions, and to take any and all actions which the Securityholders’ Representative believes necessary or appropriate under the Ancillary Agreements or this Agreement for and on behalf of the Securityholders, including defending, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against any member of the Parent Group or their Affiliates or respective Representatives, compromising or settling any such Claims, conducting negotiations with the members of the Parent Group, their Affiliates, and their respective Representatives regarding such Claims, and, in connection therewith, to: (a) assert any claim or institute any action, proceeding or investigation; (b) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any member of the Parent Group, its Affiliates or any other Person, or by any federal, state or local Governmental Authority against the Securityholders’ Representative or any of the Securityholders, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Securityholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (c) file any proofs of debt, claims and petitions as the Securityholders’ Representative may deem advisable or necessary; (d) settle or compromise any claims asserted under the Escrow Agreement; and (e) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Securityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (vi) to refrain from enforcing any right of any Securityholder or the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Agreement; (vii) to invest or reinvest the Securityholders’ Representative Expense Fund, or any other cash held by the Securityholders’ Representative hereunder, in such a manner as the Securityholders’ Representative deems appropriate (it being understood and agreed that, for U.S. federal income Tax purposes, each Securityholder shall be treated as a proportionate owner of the Securityholders’ Representative Expense Fund, and any earnings thereon shall be allocated to such Securityholder and so reported by the Securityholders’ Representative, to the extent required, to the IRS and any other taxing authority; (viii) to release to the Securityholders (in accordance with this Agreement) any then-remaining amounts comprising the Securityholders’ Representative Expense Fund (or any portion thereof), at such time or times and in such amounts as the Securityholders’ Representative may determine; (ix) to determine and to give instructions regarding the payment of amounts due and owing to any lenders of the Company or any of the Company Subsidiaries, including any Indebtedness; (x) to execute, deliver and perform under the Escrow Agreement, including to authorize the disbursement of any portion of the Escrow Amounts in accordance with this Agreement and the Escrow Agreement; (xi) to provide and receive notice and instructions to and from Parent and the Escrow Agent and otherwise act in its capacity as the Securityholders’ Representative under this Agreement and the Escrow Agreement; (xii) to engage and employ agents, attorneys, accountants, advisors, and other representatives, in each case, as the Securityholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing, and to determine and pay or give instructions regarding the payment of any costs and expenses incurred in connection therewith, whether from the Securityholders’ Representative Expense Fund or otherwise; and (xiii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, unit powers, assignment of membership interests, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, the Ancillary Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)            The Securityholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement, first, from the Securityholders’ Representative Expense Fund and, after depletion of Securityholders’ Representative Expense Fund, upon demand, from each Participating Class A Common Stockholder, Participating Class B Common Stockholder, and Participating Optionholder, based upon such Securityholder’s Common Stockholder Participation Percentage and/or Optionholder Participation Percentage, of all Securityholders’ Representative’s expenses incurred in such capacity, including those of attorneys retained by Securityholders’ Representative in connection with Securityholders’ Representative’s duties or actions taken in respect of this Agreement or the Ancillary Agreements, and Securityholders’ Representative may deduct the same from any distributions that would be otherwise owed to Securityholders under this Agreement or the Ancillary Agreements, or any other agreement, document or instrument referred to herein or therein or executed in connection herewith and therewith.

(c)            All of the indemnities, immunities and powers granted to the Securityholders’ Representative under this Agreement shall survive the Closing Date or any termination of this Agreement or the Ancillary Agreements.

(d)            The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder, and (ii) shall survive the consummation of the Transactions or any termination of this Agreement.

(e)            Parent, the Company, and each Subsidiary of the Company shall be entitled to rely on the authority granted pursuant to this Section 9.13 until the Securityholders’ Representative delivers written notice to the Parent of the appointment of a successor Securityholders’ Representative, in which case, effective upon the date specified in such notice, Parent, the Company, and each Subsidiary of the Company shall be entitled to rely on the authority of such successor Securityholders’ Representative and such successor Securityholders’ Representative shall be deemed to be the Securityholders’ Representative for all purposes under this Agreement and each Ancillary Agreement.

(f)            None of the Securityholders’ Representative or any of its Representatives shall have any liability of any kind to any of the Securityholders with respect to any action or omission by the Securityholders’ Representative in connection with this Agreement, any Ancillary Agreement, or the Transaction, except in the event of liability directly resulting from the Securityholders’ Representative’s gross negligence or Fraud. In no event will the Securityholders’ Representative (A) be liable to any of the Securityholders for any action or omission pursuant to the reasonable advice of counsel, (B) be liable to any of the Securityholders in connection with the Securityholders’ Representative’s investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, or as a result of any liquidation of any such investment prior to its maturity, or (C) be required to advance its own funds on behalf of the Securityholders. The Securityholders’ Representative’s appointment as such shall not be deemed to create a partnership or other fiduciary or similar relationship between the Securityholders’ Representative and any Securityholder.

(g)            The Securityholders’ Representative may resign at any time by written notice to Parent and the Securityholders, and the former Securityholders’ Representative (in its capacity as such) so resigning shall thereafter have no further obligations, responsibilities or liabilities under this Agreement or any of the Ancillary Agreements (in each case, in its capacity as a Securityholders’ Representative), except to execute and deliver such documents and to take such further action as may be reasonably required to effect the transfer of such Securityholders’ Representative’s obligations and responsibilities (in its capacity as such) under this Agreement and any of the Ancillary Agreements, as applicable, to the Appointee, and except for any liabilities that it incurred through the effective date of such resignation or removal due to such Securityholders’ Representative’s gross negligence or Fraud. In the event that a Securityholders’ Representative resigns, a new Securityholders’ Representative shall be appointed by a vote of the Participating Class A Common Stockholders and/or the Participating Class B Common Stockholder that owned more than fifty percent (50%) of the aggregate Common Stockholder Participation Percentages immediately prior to the date hereof (the “Appointee”), such appointment to become effective upon the written acceptance thereof by the Appointee. Upon sch acceptance by the Appointee: (A) the Appointee shall promptly notify Parent and the Securityholders of is appointment as the Securityholders’ Representative hereunder; and (B) the former Securityholders’ Representative so resigning shall as promptly as is reasonably practicable deliver to the Appointee all books, records, documents and other materials in its possession relating to this Agreement and the Ancillary Agreements that are reasonably necessary for the Appointee to perform its obligations as the Securityholders’ Representative under this Agreement and the applicable Ancillary Agreements.

Section 9.14            Legal Representation. Parent and Merger Sub agree that, as to all communications between and among all counsel for the Securityholders, the Company, the Subsidiaries or any of their respective Affiliates, the Securityholders, the Company, the Subsidiaries or their respective Affiliates that relate in any way to the Transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Securityholders and may be controlled by the Securityholders and will not pass to or be claimed by Parent and Merger Sub or any of their respective subsidiaries (including, following the Closing, the Company and the Subsidiaries). The Privileged Communications are the property of the Securityholders and (a) from and after the Closing, none of Parent, Merger Sub, their subsidiaries (including, following the Closing, the Company and the Subsidiaries) or any Person purporting to act on behalf of or through Parent and Merger Sub or such subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means and (b) Parent and Merger Sub, and their respective subsidiaries (including, following the Closing, the Company and the Subsidiaries), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any Action against or involving any of the Securityholders or any of their respective Affiliates after the Closing. The Privileged Communications may be used by the Securityholders or any of their respective Affiliates in connection with any dispute that relates to the Transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Parent and Merger Sub or any of their respective subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, Parent and Merger Sub and their subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided that neither Parent and Merger Sub nor their subsidiaries (including, following the Closing, the Company and the Subsidiaries) may waive such privilege without the prior written consent of the Securityholders’ Representative.

[Remainder of page intentionally left blank; signatures are on the following page(s).]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

SISCO HOLDINGS, LLC

By:	/s/ David Hisey
Name: David Hisey
Title: Manager

MERGER SUB

SISCO Acquisition 1, Inc.

By:	/s/ David Hisey
Name: David Hisey
Title: Treasurer

COMPANY

LENDER MCS HOLDINGS, INC.

By:	/s/ Craig Torrance
Name: Craig Torrance
Title: Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE

Solely for purposes of agreeing to serve as Securityholders’ Representative subject to and in accordance with Section 9.13 of the Agreement:

MCS Group HOLDINGS, LLC

By:	/s/ Craig Torrance
Name: Craig Torrance
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]